Form 10KSB40, Exhibit 13
period 2000-12-31
SUNCOAST BANCORP INC
filed 2001-03-26
CIK 1072695

                                                                   Exhibit 13.1



         FINANCIAL STATEMENTS OF SUNCOAST BANCORP, INC. AND SUBSIDIARY














                     SUNCOAST BANCORP, INC. AND SUBSIDIARY

                               Sarasota, Florida

                   Audited Consolidated Financial Statements
           At December 31, 2000 and 1999 and for the Years Then Ended


                  (Together with Independent Auditors' Report)

                          INDEPENDENT AUDITORS' REPORT



Board of Directors
SunCoast Bancorp, Inc.
Sarasota, Florida:

         We have audited the accompanying consolidated balance sheets of SunCoast Bancorp, Inc. and Subsidiary (the "Company") at December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



HACKER, JOHNSON & SMITH PA
Tampa, Florida
February 23, 2001

                     SUNCOAST BANCORP, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                               AT DECEMBER 31,
                                                                       ------------------------------
                                                                            2000             1999
                                                                       ------------       -----------
    ASSETS

Cash and due from banks .........................................      $  1,245,995           511,525
Interest-bearing deposits with banks ............................           988,490         8,454,133
Federal funds sold ..............................................         1,444,000           245,000
                                                                       ------------       -----------

              Total cash and cash equivalents ...................         3,678,485         9,210,658

Securities available for sale ...................................         6,741,947         5,355,242
Loans, net of allowance for loan losses of $152,797 in 2000 and
    $11,111 in 1999 .............................................        13,331,571           877,756
Premises and equipment, net .....................................           513,164           588,483
Federal Reserve Bank stock, at cost .............................           180,000           180,000
Federal Home Loan Bank stock, at cost ...........................            22,200            22,200
Accrued interest receivable .....................................           214,496           106,047
Deferred tax assets .............................................           491,571           252,662
Other assets ....................................................            74,095            87,977
                                                                       ------------       -----------

              Total assets ......................................      $ 25,247,529        16,681,025
                                                                       ============       ===========

    LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Noninterest-bearing demand deposits .........................         1,704,960           342,868
    Savings and NOW deposits ....................................         1,589,261           612,683
    Money-market deposits .......................................         6,464,768         2,820,308
    Time deposits ...............................................         8,872,952         1,464,853
                                                                       ------------       -----------

              Total deposits ....................................        18,631,941         5,240,712

    Accrued interest payable and other liabilities ..............            47,183             7,294
    Other borrowings ............................................           983,880         5,453,234
                                                                       ------------       -----------

              Total liabilities .................................        19,663,004        10,701,240
                                                                       ------------       -----------

Commitments and contingencies (Notes 4, 7 and 10)

Stockholders' equity:
    Preferred stock, $.01 par value, 3,000,000 shares authorized,
         none issued or outstanding .............................                --                --
    Common stock, $.01 par value 10,000,000 shares authorized,
         700,000 shares issued and outstanding ..................             7,000             7,000
    Additional paid-in capital ..................................         6,393,888         6,393,888
    Accumulated deficit .........................................          (837,024)         (394,732)
    Accumulated other comprehensive income (loss) ...............            20,661           (26,371)
                                                                       ------------       -----------

              Total stockholders' equity ........................         5,584,525         5,979,785
                                                                       ------------       -----------

              Total liabilities and stockholders' equity ........      $ 25,247,529        16,681,025
                                                                       ============       ===========


See Accompanying Notes to Consolidated Financial Statements.

                     SUNCOAST BANCORP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                            YEARS ENDED DECEMBER 31,
                                                          --------------------------
                                                              2000            1999
                                                          -----------       --------

Interest income:
    Loans ..........................................      $   592,919          9,915
    Securities .....................................          419,307        121,497
    Other interest-earning assets ..................          316,046         63,465
                                                          -----------       --------

         Total interest income .....................        1,328,272        194,877
                                                          -----------       --------

Interest expense:
    Deposits .......................................          560,681         47,302
    Other borrowings ...............................          122,862          6,258
                                                          -----------       --------

         Total interest expense ....................          683,543         53,560
                                                          -----------       --------

         Net interest income .......................          644,729        141,317

Provision for loan losses ..........................          141,686         11,111
                                                          -----------       --------

         Net interest income after provision for
           loan losses .............................          503,043        130,206
                                                          -----------       --------

Noninterest income:
    Service charges on deposit accounts ............           11,134            925
    Other service charges and fees .................           24,179          6,975
    Other ..........................................            1,750            341
                                                          -----------       --------

         Total noninterest income ..................           37,063          8,241
                                                          -----------       --------

Noninterest expense:
    Salaries and employee benefits .................          655,742        217,123
    Occupancy expense ..............................          251,912         78,193
    Advertising ....................................           50,566         21,585
    Stationery and supplies ........................           44,032         26,031
    Professional fees ..............................           85,468         17,528
    Data processing ................................           71,903         23,574
    Organizational and preopening costs ............               --        276,437
    Other ..........................................           88,150         23,725
                                                          -----------       --------

         Total noninterest expense .................        1,247,773        684,196
                                                          -----------       --------

         Loss before income tax benefit ............         (707,667)      (545,749)

Income tax benefit .................................         (265,375)      (236,838)
                                                          -----------       --------

         Net loss ..................................      $  (442,292)      (308,911)
                                                          ===========       ========

Loss per share, basic and diluted ..................      $      (.63)          (.94)
                                                          ===========       ========

Weighted-average number of common shares
    outstanding.....................................          700,000        329,863
                                                          ===========       ========


See Accompanying Notes to Consolidated Financial Statements.

                     SUNCOAST BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                        ACCUMULATED
                                                                                           OTHER
                                                                                          COMPRE-
                                                           ADDITIONAL                     HENSIVE        TOTAL
                                             COMMON         PAID-IN      ACCUMULATED      INCOME      STOCKHOLDERS'
                                             STOCK          CAPITAL        DEFICIT        (LOSS)         EQUITY
                                           ---------       ---------     -----------    -----------   ------------

Balance at December 31, 1998 ...........   $      --               1       (85,821)           --          (85,820)
                                                                                                       ----------

Comprehensive income (loss):

         Net loss ......................          --              --      (308,911)           --         (308,911)

         Net change in unrealized
           loss on available-for-sale
           securities, net of taxes ....          --              --            --       (26,371)         (26,371)
                                                                                                       ----------

Comprehensive income (loss) ............                                                                 (335,282)
                                                                                                       ----------

Proceeds from issuance of 699,999
         shares of common stock,
         net of stock issuance
         costs of $599,112 .............       7,000       6,393,887            --            --        6,400,887
                                           ---------       ---------      --------       -------       ----------

Balance at December 31, 1999 ...........       7,000       6,393,888      (394,732)      (26,371)       5,979,785
                                                                                                       ----------

Comprehensive income (loss):

         Net loss ......................          --              --      (442,292)           --         (442,292)

         Net change in unrealized
           gain on available-for-sale
           securities, net of taxes ....          --              --            --        47,032           47,032
                                                                                                       ----------

Comprehensive income (loss) ............                                                                 (395,260)
                                           ---------       ---------      --------       -------       ----------

Balance at December 31, 2000 ...........   $   7,000       6,393,888      (837,024)       20,661        5,584,525
                                           =========       =========      ========       =======       ==========


See Accompanying Notes to Consolidated Financial Statements.

                     SUNCOAST BANCORP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                 ------------------------------

                                                                                     2000               1999
                                                                                 ------------       -----------

Cash flows from operating activities:

    Net loss ..............................................................      $   (442,292)         (308,911)
    Adjustments to reconcile net loss to net cash used in
      operating activities:
         Depreciation .....................................................            90,291            29,974
         Provision for loan losses ........................................           141,686            11,111
         Amortization of deferred fees, premiums and discounts ............           (39,939)          (26,105)
         Credit for deferred income taxes .................................          (265,375)         (236,838)
         Loss on sale of securities available for sale ....................                --               390
         Increase in accrued interest receivable ..........................          (108,449)         (106,047)
         Decrease (increase) in other assets ..............................            13,882           (23,441)
         Increase (decrease) in accrued interest payable and
              other liabilities ...........................................            39,889           (48,058)
                                                                                 ------------       -----------

              Net cash used in operating activities .......................          (570,307)         (707,925)
                                                                                 ------------       -----------

Cash flows from investing activities:

    Purchase of securities available for sale .............................        (2,046,322)      (11,632,485)
    Sale of securities available for sale .................................                --         5,465,889
    Maturities of securities available for sale ...........................           750,000           794,874
    Repayments of securities available for sale ...........................             5,881                --
    Net increase in loans .................................................       (12,578,328)         (888,867)
    Purchase of premises and equipment ....................................           (14,972)         (617,047)
    Purchase of Federal Home Loan Bank stock ..............................                --           (22,200)
    Purchase of Federal Reserve Bank stock ................................                --          (180,000)
                                                                                 ------------       -----------

              Net cash used in investing activities .......................       (13,883,741)       (7,079,836)
                                                                                 ------------       -----------

Cash flows from financing activities:

    Net increase in deposits ..............................................        13,391,229         5,240,712
    Net proceeds from issuance of common stock ............................                --         6,400,887
    Net (decrease) increase in other borrowings ...........................        (4,469,354)        5,352,046
                                                                                 ------------       -----------

              Net cash provided by financing activities ...................         8,921,875        16,993,645
                                                                                 ------------       -----------

Net (decrease) increase in cash and cash equivalents ......................        (5,532,173)        9,205,884

Cash and cash equivalents at beginning of year ............................         9,210,658             4,774
                                                                                 ------------       -----------

Cash and cash equivalents at end of year ..................................      $  3,678,485         9,210,658
                                                                                 ============       ===========

Supplemental disclosure of cash flow information: Cash paid during the year for:

         Interest .........................................................      $    651,229            50,737
                                                                                 ============       ===========

         Income taxes .....................................................      $         --                --
                                                                                 ============       ===========

    Noncash transaction-

         Accumulated other comprehensive income (loss),
              change in unrealized (gain) loss on securities
              available for sale, net of tax ..............................      $     47,032           (26,371)
                                                                                 ============       ===========


See Accompanying Notes to Consolidated Financial Statements.

                     SUNCOAST BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           AT DECEMBER 31, 2000 AND 1999 AND FOR THE YEARS THEN ENDED



(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         ORGANIZATION. SunCoast Bancorp, Inc. (the "Holding Company") was incorporated on April 1, 1998. The Holding Company owns 100% of the outstanding common stock of SunCoast National Bank (the "Bank") (collectively the "Company"). The Holding Company was organized simultaneously with the Bank and its only business is the ownership and operation of the Bank. The Bank was incorporated under the laws of the United States and received its charter from the Comptroller of the Currency. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. The Bank opened for business on September 7, 1999 and provides a variety of community banking services to businesses and individuals through its banking office located in Sarasota County, Florida.

         BASIS OF PRESENTATION. The accompanying consolidated financial statements include the accounts of the Holding Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

            The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices within the banking industry. The following summarizes the more significant of these policies and practices.

         USE OF ESTIMATES. In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred tax assets.

         CASH AND CASH EQUIVALENTS. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, interest-bearing deposits with banks and federal funds sold.

         SECURITIES. The Company may classify its securities as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in earnings. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are excluded from operations and reported in other comprehensive income
            (loss). Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are determined using the specific-identification method. Premiums and discounts on securities available for sale are recognized in interest income using the interest method over the period to maturity.

                                                                    (continued)

                     SUNCOAST BANCORP, INC. AND SUBSIDIARY

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         LOANS. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

            Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

            The accrual of interest on loans is discontinued at the time the loan is ninety days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

            All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

         ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

            The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

            A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and commercial real estate loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

            Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

                                                                    (continued)

                     SUNCOAST BANCORP, INC. AND SUBSIDIARY

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         FORECLOSED REAL ESTATE. Real estate acquired through, or in lieu of, foreclosure, is initially recorded at the lower of fair value or the loan balance plus acquisition costs at the date of foreclosure. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in operations.

         PREMISES AND EQUIPMENT. Furniture, fixtures, equipment and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed using the straight-line method.

         TRANSFER OF FINANCIAL ASSETS. Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

         INCOME TAXES. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences between revenues and expenses reported for financial statement and those reported for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Valuation allowances are provided against assets which are not likely to be realized.

         STOCK COMPENSATION PLANS. Statement of Financial Accounting Standards
            (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided proforma disclosures of net loss and other disclosures, as if the fair value based method of accounting had been applied. (See Note 12).

         LOSS PER SHARE. Basic loss per share is computed on the basis of the weighted-average number of common shares outstanding. Outstanding stock options are not dilutive due to the net loss incurred by the Company.

                                                                    (continued)

                     SUNCOAST BANCORP, INC. AND SUBSIDIARY

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         ORGANIZATION AND PREOPENING COSTS. The Holding Company obtained lines of credit from two financial institutions to fund organizational and preopening expenses. This debt was paid-off in 1999 with proceeds from the common stock offering. Net organizational and preopening costs totaled $220,034 and were charged to expense as incurred.

         OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and unused lines of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded.

         FAIR VALUES OF FINANCIAL INSTRUMENTS. The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

               CASH AND CASH EQUIVALENTS. The carrying amounts of cash and cash equivalents approximate their fair value.

               SECURITIES. Fair values for securities available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying value of Federal Reserve Bank stock and Federal Home Loan Bank stock approximates fair value.

               LOANS. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

               ACCRUED INTEREST RECEIVABLE. Book value approximates fair value.

               DEPOSIT LIABILITIES. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities of time deposits.

                                                                    (continued)

                     SUNCOAST BANCORP, INC. AND SUBSIDIARY

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         FAIR VALUES OF FINANCIAL INSTRUMENTS, CONTINUED.

               OTHER BORROWINGS. The carrying amounts of other borrowings approximate their fair values.

               OFF-BALANCE-SHEET INSTRUMENTS. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

         ADVERTISING. The Company expenses all advertising as incurred.

         FUTURE ACCOUNTING REQUIREMENTS. Financial Accounting Standards 133 -
            Accounting for Derivative Investments and Hedging Activities requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivatives and whether they qualify for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. The Company will be required to adopt this Statement January 1, 2001. Management does not anticipate that this Statement will have a material impact on the Company.

         RECLASSIFICATIONS. Certain amounts in the 1999 consolidated financial statements have been reclassified to conform to the 2000 presentation.

(2)      SECURITIES AVAILABLE FOR SALE

         Securities have been classified according to management's intent. The carrying amount of securities and their approximate fair values are summarized as follows:


                                                                    GROSS          GROSS
                                                   AMORTIZED      UNREALIZED     UNREALIZED         FAIR
                                                      COST          GAINS          LOSSES           VALUE
                                                   ----------     ----------     ----------       ---------

         AT DECEMBER 31, 2000:
            U.S. Government agency securities      $6,670,169       31,651           (1,003)      6,700,817
            Mortgage-backed security ........          40,474          656               --          41,130
                                                   ----------      -------       ----------       ---------

                                                   $6,710,643       32,307           (1,003)      6,741,947
                                                   ==========      =======       ==========       =========
         AT DECEMBER 31, 1999:
            U.S. Government agency
            securities.......................      $5,397,436           --          (42,194)      5,355,242
                                                   ==========      =======       ==========       =========


         In 1999, the Company sold securities available for sale for gross proceeds of $5,465,889. Gross losses of $390 were recognized on these sales. There were no sales of securities during 2000.

         The scheduled maturities of securities at December 31, 2000 are as follows:

                                          AMORTIZED        FAIR
                                            COST           VALUE
                                         ----------      ---------

         Due from one to five years...   $6,670,169      6,700,817
         Mortgage-backed security.....       40,474         41,130
                                         ----------      ---------

                                         $6,710,643      6,741,947
                                         ==========      =========

                                                                    (continued)

                     SUNCOAST BANCORP, INC. AND SUBSIDIARY

(3)      LOANS

         The components of loans are as follows:

                                                   AT DECEMBER 31,
                                            ---------------------------
                                                2000             1999
                                            ------------       --------

         Commercial ....................    $  1,939,801        154,688
         Commercial real estate ........       5,416,823             --
         Residential real estate .......       4,083,775        500,000
         Consumer ......................       2,021,443        234,179
                                            ------------       --------

                                              13,461,842        888,867
         Add (subtract):
             Net deferred loan costs ...          22,526             --
             Allowance for loan losses..        (152,797)       (11,111)
                                            ------------       --------

         Loans, net ....................    $ 13,331,571        877,756
                                            ============       ========



         An analysis of the change in the allowance for loan losses follows:

                                                   AT DECEMBER 31,
                                            ---------------------------
                                                2000             1999
                                            ------------       --------

         Beginning balance ...............    $ 11,111             --
         Provision for loan losses........     141,686         11,111
                                              --------         ------

         Ending balance ..................    $152,797         11,111
                                              ========         ======

         The Company had no impaired loans in 2000 or 1999.


(4)      PREMISES AND EQUIPMENT

         A  summary of premises and equipment follows:

                                                     AT DECEMBER 31,
                                               -------------------------
                                                   2000           1999
                                               ------------     --------

         Leasehold improvements ............    $ 241,602        240,682
         Furniture, fixtures and equipment..      391,901        377,849
                                                ---------       --------

             Total, at cost ................      633,503        618,531

             Less accumulated depreciation
                and amortization ...........     (120,339)       (30,048)
                                                ---------       --------

             Premises and equipment, net ...    $ 513,164        588,483
                                                =========       ========

                                                                    (continued)

                     SUNCOAST BANCORP, INC. AND SUBSIDIARY

(4)     PREMISES AND EQUIPMENT, CONTINUED

         The Company leases its office facility under an operating lease. The term of the lease is for five years with two-five year renewable options. In January, 2001, the Company also entered into an operating lease for a branch office which is expected to open in April, 2001. The lease term is for ten years and contains one-five year renewal option. Both leases contain escalation clauses over the terms of the leases. Rent expense under operating leases during the years ended December 31, 2000 and 1999 was $85,119 and $27,908, respectively. Future rentals over the remaining noncancellable lease terms are as follows:

               YEAR ENDING
               DECEMBER 31,                                  AMOUNT
               ------------                                ----------

                  2001 ...............................     $  117,433
                  2002 ...............................        128,661
                  2003 ...............................        132,355
                  2004 ...............................        136,197
                  2005 ...............................        140,193
                  Thereafter .........................        468,288
                                                           ----------

                  Total minimum lease payments........     $1,123,127
                                                           ==========



(5)      DEPOSITS

         The aggregate amount of time deposits with a minimum denomination of $100,000, was approximately $4,506,000 and $800,000 at December 31,
            2000 and 1999, respectively.

         A schedule of maturities of time deposits at December 31, 2000 is as follows:

               YEAR ENDING
               DECEMBER 31,                                  AMOUNT
               ------------                                ----------

                  2001 ...............................     $7,387,386
                  2002 and 2003 ......................      1,469,163
                  2004 and 2005 ......................         16,403
                                                           ----------
                                                           $8,872,952

(6)      OTHER BORROWINGS

         In 1999, the Company was appointed as agent for a customer and acts on behalf of the customer in investing the customer's funds in a tri-party repurchase agreement program administered by another financial institution. At December 31, 2000 and 1999, the balance in the account was $983,880 and $5,453,234, respectively and was included in interest-bearing deposits with banks and other borrowings on the consolidated balance sheets.

                                                                    (continued)

                     SUNCOAST BANCORP, INC. AND SUBSIDIARY

(7)      FINANCIAL INSTRUMENTS

         The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are unused lines of credit and commitments to extend credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

         The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty.

         The estimated fair values of the Company's financial instruments were as follows:


                                                                            AT DECEMBER 31,
                                                   --------------------------------------------------------------
                                                                2000                              1999
                                                   --------------------------------------------------------------
                                                     CARRYING            FAIR            CARRYING          FAIR
                                                      AMOUNT             VALUE            AMOUNT           VALUE
                                                   -----------         ---------        ---------        --------
         Financial assets:
              Cash and cash equivalents ........   $ 3,678,485         3,678,485        9,210,658        9,210,658
              Securities available for sale.....     6,741,947         6,741,947        5,355,242        5,355,242
              Loans, net .......................    13,331,571        13,253,478          877,756          877,756
              Accrued interest receivable ......       214,496           214,496          106,047          106,047
              Federal Reserve Bank stock .......       180,000           180,000          180,000          180,000
              Federal Home Loan Bank stock......        22,200            22,200           22,200           22,200

         Financial liabilities:
              Deposit liabilities ..............    18,631,941        18,230,336        5,240,712        5,240,712
              Other borrowings .................       983,880           983,880        5,453,234        5,453,234

                                                                     (continued)

                     SUNCOAST BANCORP, INC. AND SUBSIDIARY

(7)      FINANCIAL INSTRUMENTS, CONTINUED

         A summary of the amounts of the Company's financial instruments, which approximate fair value, with off balance sheet risk at December 31, 2000 follows:

              Unused lines of credit..................     $ 5,371,000
                                                           ===========

              Commitments to extend credit.............    $   700,000
                                                           ===========

(8)  INCOME TAXES

    The income tax benefit consisted of the following:

                                          YEARS ENDED DECEMBER 31,
                                           2000              1999
                                        ---------         --------

         Deferred:
             Federal ..............     $(226,588)        (202,222)
             State ................       (38,787)         (34,616)
                                        ---------         --------

             Total deferred........     $(265,375)        (236,838)
                                        =========         ========

         The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows:



                                                                                YEARS ENDED DECEMBER 31,
                                                            ---------------------------------------------------------
                                                                         2000                             1999
                                                            ---------------------------------------------------------
                                                              AMOUNT           %             AMOUNT             %
                                                            ----------       ------        ----------        --------

         Income tax benefit at statutory rate .........     $(240,607)       (34.0)%       $(185,555)        (34.0)%
         (Increase) decrease resulting from:
              State income taxes, net of Federal tax
                  benefit .............................       (25,599)        (3.6)          (19,949)         (3.6)
              Valuation allowance reversal ............            --           --           (30,037)         (5.5)
              Other ...................................           831           .1            (1,297)          (.3)
                                                            ---------         ----          ---------         ----

         Income tax benefit ...........................     $(265,375)       (37.5)%       $(236,838)        (43.4)%
                                                            =========         ====          =========         ====

                                                                     (continued)

                     SUNCOAST BANCORP, INC. AND SUBSIDIARY

(8)      INCOME TAXES, CONTINUED

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:


                                                                                 AT DECEMBER 31,
                                                                         ----------------------------
                                                                            2000                1999
                                                                         ---------            -------

            Deferred tax assets:
                Net operating loss carryforwards......................   $ 486,978            179,783
                Organizational and start-up costs.....................      94,875            120,750
                Allowance for loan losses.............................      20,103                 --
                Unrealized loss on securities available for sale......          --             15,823
                Depreciation..........................................          --              3,213
                Other    .............................................          83                 38
                                                                         ---------            -------

                Gross deferred tax assets.............................     602,039            319,607
                                                                         ---------            -------

            Deferred tax liabilities:
                Accrual to cash conversion............................      74,706             53,084
                Depreciation      ....................................      12,678                 --
                Deferred loan costs...................................      12,441                 --
                Unrealized gain on securities available for sale......      10,643                 --
                Allowance for loan losses.............................          --             13,861
                                                                         ---------            -------

                Gross deferred tax liabilities........................     110,468             66,945
                                                                         ---------            -------

                Net deferred tax asset................................   $ 491,571            252,662
                                                                         =========            =======


         In 1998, a valuation allowance had been established to reduce the deferred tax assets to an amount that management believed would ultimately be realized. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that temporary differences and carryforwards are expected to be available to reduce taxable income. Management believed sufficient uncertainty existed regarding realizability of these items that a valuation allowance was required at December 31, 1998. The reversal of the valuation allowance of $30,037 during 1999 was due in part to management's reassessment of the Company's ability to realize its net deferred tax asset in the future.

         At December 31, 2000, the Company had net operating loss carryforwards of approximately $1,294,000 available to offset future Federal and state taxable income. The carryforward is due to expire as follows:

                  YEAR                                          AMOUNT
                  ----                                       ------------

                  2019..................................     $   480,000
                  2020..................................         814,000
                                                             -----------
                                                             $ 1,294,000

                                                                    (continued)

                     SUNCOAST BANCORP, INC. AND SUBSIDIARY

(9)      RELATED PARTY TRANSACTIONS

         In the ordinary course of business, the Company may make loans at terms and rates prevailing at the time to officers, directors and their affiliates. At December 31, 2000 and 1999, the total balance of loans to such related parties was $1,874,000 and $48,000, respectively. As of the same date, these individuals and entities had approximately $2,539,000 and $7,000, respectively of funds on deposit with the Company.

(10)     COMMITMENT AND CONTINGENCIES

         In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements.

(11)     CREDIT RISK

         The Company grants the majority of its loans to borrowers throughout
            Sarasota County, Florida. Although the Company has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is dependent upon the economy in Sarasota County, Florida.

(12)     STOCK OPTIONS

         In 1999, the Company adopted both an Employee and a Director Stock
            Option Plan. Under the Employee Stock Option Plan, the exercise price of the stock options must at least equal the fair market value of the common stock at the date of grant. Options granted under this plan are exercisable for 10 years from date of grant and vest in increments of 20% per year commencing one year from grant date. A total of 28,000 shares of common stock have been reserved under this Plan. In 1999, 28,000 options were granted at $10 per share.

         Under the Director Stock Option Plan, the exercise price of the stock options is the fair market value of the common stock at the date of grant. The options have a ten year term. These options vest in increments of 20% per year commencing one year from grant date. A total of 42,000 shares of common stock have been reserved under this Plan. 42,000 options were granted in 1999 at $10.00 per share.


                                                                     RANGE
                                                                     OF PER       WEIGHTED-
                                                                     SHARE         AVERAGE     AGGREGATE
                                                       NUMBER OF     OPTION       PER SHARE      OPTION
                                                        SHARES       PRICE         PRICE         PRICE
                                                       ---------     ------       ---------    ---------

              Outstanding at December 31, 1999
                  and 2000.........................      70,000      $ 10.00        10.00       700,000
                                                         ======      =======        =====       =======


         The weighted-average remaining contractual life of the outstanding stock options at December 31, 2000 and 1999 was 8.7 years and 9.7 years, respectively.

                                                                    (continued)

                     SUNCOAST BANCORP, INC. AND SUBSIDIARY

(12)     STOCK OPTIONS, CONTINUED

         These options are exercisable as follows:

                                                 NUMBER       WEIGHTED-AVERAGE
                     YEAR ENDING                OF SHARES      EXERCISE PRICE
                     -----------                ---------     ----------------

                     Currently................   14,000         $ 10.00
                     2001 ....................   14,000           10.00
                     2002 ....................   14,000           10.00
                     2003 ....................   14,000           10.00
                     2004 ....................   14,000           10.00
                                                 ------
                                                 70,000         $ 10.00
                                                 ======         =======

         The Statement requires pro forma fair value disclosures if the intrinsic value method is being utilized. In order to calculate the fair value of the options, it was assumed that the risk-free interest rate was 6.0%, there would be no dividends paid by the Company over the exercise period, the expected life of the options would be the entire exercise period and stock volatility would be zero due to the lack of an active trading market in the stock. For purposes of pro forma disclosures, the estimated fair value is included in expense in the period vesting occurs:


                                                                    YEAR ENDED DECEMBER 31,
                                                                  --------------------------
                                                                     2000            1999
                                                                     ----            ----

               Weighted-average grant-date fair value
                  of options issued during the year.........      $       --           5.49
                                                                  ==========       ========

               Proforma net loss............................      $ (565,242)      (356,900)
                                                                  ==========       ========

               Loss per share, basic and diluted............      $     (.81)         (1.08)
                                                                  ==========       ========


(13)     REGULATORY MATTERS

         Banking regulations place certain restrictions on dividends and loans or advances made by the Bank to the Holding Company.

         The Bank is subject to various regulatory capital requirements administered by the regulatory banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, the Bank met all capital adequacy requirements to which they are subject.

                                                                    (continued)

                     SUNCOAST BANCORP, INC. AND SUBSIDIARY

(13)     REGULATORY MATTERS, CONTINUED

         As of December 31, 2000, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percentages as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and percentages are also presented in the table (dollars in thousands).


                                                                                                 MINIMUM
                                                                                                TO BE WELL
                                                                                            CAPITALIZED UNDER
                                                                  FOR CAPITAL ADEQUACY      PROMPT CORRECTIVE
                                                ACTUAL                  PURPOSES            ACTION PROVISIONS
                                          ------------------       ------------------       ------------------
                                          AMOUNT         %         AMOUNT         %         AMOUNT         %
                                          ------       -----       ------        ----       ------       -----

         AS OF DECEMBER 31, 2000:
             Total capital to Risk-
               Weighted Assets ........   $4,794       30.65%      $1,251        8.00%      $1,564       10.00%
             Tier I Capital to Risk-
               Weighted Assets ........    4,641       29.68          626        4.00          938        6.00
             Tier I Capital
               to Average Assets ......    4,641       20.36          912        4.00        1,140        5.00

         AS OF DECEMBER 31, 1999:
             Total capital to Risk-
               Weighted Assets ........    5,314      113.77          374        8.00          467       10.00
             Tier I Capital to Risk-
               Weighted Assets ........    5,303      113.53          187        4.00          280        6.00
             Tier I Capital
               to Average Assets ......    5,303       44.77          474        4.00          592        5.00


(14)     COMPREHENSIVE INCOME

         The Company follows SFAS 130, Reporting Comprehensive Income.
            Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net earnings (loss). Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items along with net earnings (loss), are components of comprehensive income (loss). The Company had no sales of securities in 2000. The components of other comprehensive income and related tax effects in 1999 were as follows:


                                                          BEFORE       TAX         AFTER
                                                           TAX        EFFECT        TAX
                                                        ---------     -------     -------

         FOR THE YEAR ENDED DECEMBER 31, 1999:

           Unrealized holding losses.................   $ (42,584)     15,969     (26,615)
           Reclassification adjustment for
             losses included in net loss.............         390        (146)        244
                                                        ---------     -------     -------

                                                        $ (42,194)     15,823     (26,371)
                                                        =========      ======     =======

                                                                    (continued)

                     SUNCOAST BANCORP, INC. AND SUBSIDIARY

(15)     PARENT COMPANY ONLY FINANCIAL INFORMATION

         The Holding Company's unconsolidated financial information is as follows:


                            CONDENSED BALANCE SHEETS


                                                                    AT DECEMBER 31,
                                                                 2000           1999
                                                              ----------     ---------

             ASSETS
         Cash ...........................................     $   42,394        56,609
         Security available for sale ....................        369,769       365,028
         Investment in subsidiary .......................      5,171,333     5,564,185
                                                              ----------     ---------
         Other assets ...................................          1,029         8,418
                                                              ----------     ---------

             Total assets ...............................     $5,584,525     5,994,240
                                                              ==========     =========

             LIABILITIES AND STOCKHOLDERS' EQUITY

         Other liabilities ..............................             --        14,455
         Stockholders' equity ...........................      5,584,525     5,979,785
                                                              ----------     ---------

             Total liabilities and stockholders' equity..     $5,584,525     5,994,240
                                                              ==========     =========



                       CONDENSED STATEMENTS OF OPERATIONS


                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 2000           1999
                                                              ----------     ---------

         Revenues ......................................     $  22,771        31,551
         Expenses ......................................       (29,920)      (15,592)
                                                             ---------      --------

             (Loss) earnings before loss of subsidiary..        (7,149)       15,959
             Loss of subsidiary ........................      (435,143)     (324,870)
                                                             ---------      --------

             Net loss ..................................     $(442,292)     (308,911)
                                                             =========      ========


                                                                    (continued)

                     SUNCOAST BANCORP, INC. AND SUBSIDIARY

(15)     PARENT COMPANY ONLY FINANCIAL INFORMATION, CONTINUED


                       CONDENSED STATEMENTS OF CASH FLOWS


                                                                         YEARS ENDED DECEMBER 31,
                                                                            2000          1999
                                                                         ---------     ----------

         Cash flows from operating activities:
              Net loss ..............................................    $(442,292)      (308,911)
              Adjustments to reconcile net loss to net cash
                (used in) provided by operating activities:
                  Loss on sale of securities available for sale .....           --            390
                  Equity in undistributed loss of subsidiary ........      435,143        324,870
                  Net decrease in other assets ......................        7,389         57,528
                  Net decrease in other liabilities .................      (14,455)       (40,897)
                                                                         ---------     ----------

                  Net cash (used in) provided by operating
                    activities ......................................      (14,215)        32,980
                                                                         ---------     ----------

         Cash flows from investing activities:
              Purchase of securities available for sale .............           --     (5,877,428)
              Sales and maturities of securities available for sale..           --      5,510,763
              Purchase of common stock of subsidiary ................           --     (5,914,179)
                                                                         ---------     ----------

                  Net cash used in investing activities .............           --     (6,280,844)
                                                                         ---------     ----------

         Cash flows from financing activities:
              Proceeds from issuance of common stock ................           --      6,400,887
              Net repayment of other borrowings .....................           --       (101,188)
                                                                         ---------     ----------

                  Net cash provided by financing activities .........           --      6,299,699
                                                                         ---------     ----------

         Net (decrease) increase in cash and cash equivalents .......      (14,215)        51,835

         Cash and cash equivalents at beginning of the year .........       56,609          4,774
                                                                         ---------     ----------

         Cash and cash equivalents at end of year ...................    $  42,394         56,609
                                                                         =========     ==========

         Supplemental disclosure of cash flow information:
              Cash paid during the year for interest ................    $      --             --
                                                                         =========     ==========

              Noncash transactions:
                  Change in investment in subsidiary due to
                    change in accumulated other comprehensive
                    income (loss) ...................................    $  42,291        (25,124)
                                                                         =========     ==========

                  Accumulated other comprehensive income
                    (loss), change in unrealized loss on securities
                    available for sale ..............................    $   4,741         (1,247)
                                                                         =========     ==========


                                                                    (continued)

                     SUNCOAST BANCORP, INC. AND SUBSIDIARY

(16)     SELECTED QUARTERLY RESULTS (UNAUDITED)

         Selected quarterly results of operations for the four quarters ended
            December 31, 2000 and 1999 are as follows (in thousands, except share amounts):


                                                                       2000
                                                      --------------------------------------
                                                      FOURTH     THIRD     SECOND      FIRST
                                                     QUARTER    QUARTER    QUARTER    QUARTER
                                                     -------    -------    -------    -------

         Interest income .......................      $ 430        361        274        263
         Interest expense ......................        232        175        121        155
                                                      -----       ----       ----       ----

         Net interest income ...................        198        186        153        108
         Provision for loan losses .............         28         39         47         28
                                                      -----       ----       ----       ----
         Net interest income after provision for
              loan losses ......................        170        147        106         80

         Noninterest income ....................         12          9         13          3
         Noninterest expense ...................        320        308        297        323
                                                      -----       ----       ----       ----

         Losses before income tax benefit ......       (138)      (152)      (178)      (240)
         Income tax benefit ....................        (52)       (57)       (67)       (90)
                                                      -----       ----       ----       ----

         Net loss ..............................      $ (86)       (95)      (111)      (150)
                                                      =====       ====       ====       ====

         Basic and diluted loss per
              common share......................      $(.12)      (.14)      (.16)      (.21)
                                                      =====       ====       ====       ====



                                                                       1999
                                                      --------------------------------------
                                                      FOURTH     THIRD     SECOND      FIRST
                                                     QUARTER    QUARTER    QUARTER    QUARTER
                                                     -------    -------    -------    -------

         Interest income .......................      $ 142         53        --        --
         Interest expense ......................         34          5        11         3
                                                      -----       ----       ---       ---

         Net interest income (expense) .........        108         48       (11)       (3)
         Provision for loan losses .............         10          1        --        --
                                                      -----       ----       ---       ---
         Net interest income (expense) after
              provision for loan losses ........         98         47       (11)       (3)

         Noninterest income ....................          8         --        --        --
         Noninterest expense ...................        334        241        69        40
                                                      -----       ----       ---       ---

         Losses before income tax benefit ......       (228)      (194)      (80)      (43)
         Income tax benefit ....................        (85)      (151)       --        --
                                                      -----       ----       ---       ---

         Net loss ..............................      $(143)       (43)      (80)      (43)
                                                      =====       ====       ===       ===

         Basic and diluted loss per
              common share......................      $(.20)      (.07)        *         *
                                                      =====       ====       ===       ===

         ----------
         * Stock not sold until July 13, 1999