Form 10KSB40, Exhibit 13
period 2001-12-31
SUNCOAST BANCORP INC
filed 2002-03-20
CIK 1072695

                                                                    EXHIBIT 13.1

          FINANCIAL STATEMENTS OF SUNCOAST BANCORP, INC. AND SUBSIDIARY

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

                                Sarasota, Florida

                    Audited Consolidated Financial Statements
           At December 31, 2001 and 2000 and for the Years Then Ended

                  (Together with Independent Auditors' Report)

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
SunCoast Bancorp, Inc.
Sarasota, Florida:

         We have audited the accompanying consolidated balance sheets of SunCoast Bancorp, Inc. and Subsidiary (the "Company") at December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.



HACKER, JOHNSON & SMITH PA
Tampa, Florida
February 21, 2002

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                     ($ IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                   AT DECEMBER 31,
                                                                                            -------------------------------
                                                                                              2001                   2000
                                                                                            ---------              --------
    ASSETS

Cash and due from banks ..............................................                      $   1,804                 1,246
Interest-bearing deposits with banks .................................                          1,023                   988
Federal funds sold ...................................................                            151                 1,444
                                                                                            ---------              --------

              Total cash and cash equivalents ........................                          2,978                 3,678

Securities available for sale ........................................                          8,466                 6,742
Loans, net of allowance for loan losses of $352 in 2001 and
    $153 in 2000 .....................................................                         28,586                13,332
Premises and equipment, net ..........................................                            551                   513
Federal Reserve Bank stock, at cost ..................................                            140                   180
Federal Home Loan Bank stock, at cost ................................                             56                    22
Accrued interest receivable ..........................................                            287                   214
Deferred tax assets ..................................................                            658                   492
Other assets .........................................................                             83                    75
                                                                                            ---------              --------

              Total assets ...........................................                      $  41,805                25,248
                                                                                            =========              ========

    LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Noninterest-bearing demand deposits ..............................                          2,409                 1,705
    Savings and NOW deposits .........................................                          3,276                 1,589
    Money-market deposits ............................................                         14,970                 6,465
    Time deposits ....................................................                         14,749                 8,873
                                                                                            ---------              --------

              Total deposits .........................................                         35,404                18,632

    Other liabilities ................................................                             65                    47
    Other borrowings .................................................                          1,016                   984
                                                                                            ---------              --------

              Total liabilities ......................................                         36,485                19,663
                                                                                            ---------              --------

Commitments and contingencies (Notes 4 and 7)

Stockholders' equity:
    Preferred stock, $.01 par value, 3,000,000 shares authorized,
         none issued or outstanding ..................................                             --                    --
    Common stock, $.01 par value 10,000,000 shares authorized,
         700,000 shares issued and outstanding .......................                              7                     7
    Additional paid-in capital .......................................                          6,394                 6,394
    Accumulated deficit ..............................................                         (1,188)                 (837)
    Accumulated other comprehensive income ...........................                            107                    21
                                                                                            ---------              --------

              Total stockholders' equity .............................                          5,320                 5,585
                                                                                            ---------              --------

              Total liabilities and stockholders' equity .............                      $  41,805                25,248
                                                                                            =========              ========

See Accompanying Notes to Consolidated Financial Statements.

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     ($ IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                YEARS ENDED DECEMBER 31,
                                                                                            -------------------------------
                                                                                              2001                   2000
                                                                                            ---------              --------
Interest income:
    Loans ............................................................                      $   1,611                   593
    Securities .......................................................                            552                   419
    Other interest-earning assets ....................................                            179                   317
                                                                                            ---------              --------

         Total interest income .......................................                          2,342                 1,329
                                                                                            ---------              --------

Interest expense:
    Deposits .........................................................                          1,301                   560
    Other borrowings .................................................                             32                   123
                                                                                            ---------              --------

         Total interest expense ......................................                          1,333                   683
                                                                                            ---------              --------

         Net interest income .........................................                          1,009                   646

Provision for loan losses ............................................                            199                   142
                                                                                            ---------              --------

         Net interest income after provision for
           loan losses ...............................................                            810                   504
                                                                                            ---------              --------

Noninterest income:
    Service charges on deposit accounts ..............................                             15                    11
    Other service charges and fees ...................................                             27                    24
    Other ............................................................                              1                     2
                                                                                            ---------              --------

         Total noninterest income ....................................                             43                    37
                                                                                            ---------              --------

Noninterest expense:
    Salaries and employee benefits ...................................                            710                   656
    Occupancy expense ................................................                            306                   252
    Professional fees ................................................                             94                    85
    Data processing ..................................................                             86                    72
    Stationery and supplies ..........................................                             54                    44
    Advertising ......................................................                             21                    51
    Other ............................................................                            144                    88
                                                                                            ---------              --------

         Total noninterest expense ...................................                          1,415                 1,248
                                                                                            ---------              --------

         Loss before income tax benefit ..............................                           (562)                 (707)

Income tax benefit ...................................................                           (211)                 (265)
                                                                                            ---------              --------

         Net loss ....................................................                      $    (351)                 (442)
                                                                                            =========              ========

Loss per share, basic and diluted ....................................                      $    (.50)                 (.63)
                                                                                            =========              ========

Weighted-average number of common shares outstanding .................                        700,000               700,000
                                                                                            =========              ========

See Accompanying Notes to Consolidated Financial Statements.

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                      ACCUMULATED
                                                                                                        OTHER
                                                                 ADDITIONAL                             COMPRE-          TOTAL
                                                        COMMON    PAID-IN         ACCUMULATED           HENSIVE       STOCKHOLDERS'
                                                        STOCK     CAPITAL           DEFICIT             INCOME           EQUITY
                                                        ------   ----------       -----------         -----------     -------------
Balance at December 31, 1999.......................      $ 7         6,394              (395)             (26)            5,980
                                                                                                                          -----

Comprehensive income (loss):

         Net loss..................................       --            --              (442)              --              (442)

         Net change in unrealized
           loss on available-for-sale
           securities, net of taxes................       --            --                --               47                47
                                                                                                                          -----

Comprehensive income (loss)........................                                                                        (395)
                                                         ---         -----            ------              ---             -----

Balance at December 31, 2000.......................        7         6,394              (837)              21             5,585
                                                                                                                          -----

Comprehensive income (loss):

         Net loss..................................       --            --              (351)              --              (351)

         Net change in unrealized
           gain on available-for-sale
           securities, net of taxes................       --            --                --               86                86
                                                                                                                          -----

Comprehensive income (loss)........................                                                                        (265)
                                                         ---         -----            ------              ---             -----

Balance at December 31, 2001.......................      $ 7         6,394            (1,188)             107             5,320
                                                         ===         =====            ======              ===             =====

See Accompanying Notes to Consolidated Financial Statements.

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                    YEARS ENDED DECEMBER 31,
                                                                                                 ------------------------------
                                                                                                   2001                  2000
                                                                                                 ---------             --------
Cash flows from operating activities:
    Net loss ........................................................................            $    (351)                (442)
    Adjustments to reconcile net loss to net cash used in
      operating activities:
         Depreciation ...............................................................                  108                   90
         Provision for loan losses ..................................................                  199                  142
         Amortization of premiums and discounts .....................................                    5                  (24)
         Credit for deferred income taxes ...........................................                 (211)                (265)
         Increase in accrued interest receivable ....................................                  (73)                (108)
         (Increase) decrease in other assets ........................................                   (8)                  13
         Increase in other liabilities ..............................................                   18                   40
                                                                                                 ---------             --------

              Net cash used in operating activities .................................                 (313)                (554)
                                                                                                 ---------             --------

Cash flows from investing activities:

    Purchase of securities available for sale .......................................               (6,168)              (2,046)
    Maturities of securities available for sale .....................................                4,175                  750
    Repayments of securities available for sale .....................................                  395                    6
    Net increase in loans ...........................................................              (15,453)             (12,596)
    Purchase of premises and equipment ..............................................                 (146)                 (15)
    Purchase of Federal Home Loan Bank stock ........................................                  (34)                  --
    Redemption of Federal Reserve Bank stock ........................................                   40                   --
                                                                                                 ---------             --------

              Net cash used in investing activities .................................              (17,191)             (13,901)
                                                                                                 ---------             --------

Cash flows from financing activities:

    Net increase in deposits ........................................................               16,772               13,391
    Net increase (decrease) in other borrowings .....................................                   32               (4,469)
                                                                                                 ---------             --------

              Net cash provided by financing activities .............................               16,804                8,922
                                                                                                 ---------             --------

Net decrease in cash and cash equivalents ...........................................                 (700)              (5,533)

Cash and cash equivalents at beginning of year ......................................                3,678                9,211
                                                                                                 ---------             --------

Cash and cash equivalents at end of year ............................................            $   2,978                3,678
                                                                                                 =========             ========

Supplemental disclosure of cash flow information:
   Cash paid during the year for:
         Interest ...................................................................            $   1,314                  651
                                                                                                 =========             ========

         Income taxes ...............................................................            $      --                   --
                                                                                                 =========             ========

    Noncash transaction-

         Accumulated other comprehensive income,
              change in unrealized gain on securities
              available for sale, net of tax ........................................            $      86                   47
                                                                                                 =========             ========

See Accompanying Notes to Consolidated Financial Statements.

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           AT DECEMBER 31, 2001 AND 2000 AND FOR THE YEARS THEN ENDED

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         ORGANIZATION. SunCoast Bancorp, Inc. (the "Holding Company") was incorporated on April 1, 1998. The Holding Company owns 100% of the outstanding common stock of SunCoast National Bank (the "Bank") (collectively the "Company"). The Holding Company was organized simultaneously with the Bank and its only business is the ownership and operation of the Bank. The Bank was incorporated under the laws of the United States and received its charter from the Comptroller of the Currency. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. The Bank provides a variety of community banking services to businesses and individuals through its two banking offices located in Sarasota County, Florida.

         BASIS OF PRESENTATION. The accompanying consolidated financial statements include the accounts of the Holding Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

               The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The following summarizes the more significant of these policies and practices.

         USE OF ESTIMATES. In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred tax assets.

         CASH AND CASH EQUIVALENTS. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, interest-bearing deposits with banks and federal funds sold, all with maturities of less than ninety days.

         SECURITIES. The Company may classify its securities as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in earnings. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are excluded from operations and reported in other comprehensive income. Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are determined using the specific-identification method. Premiums and discounts on securities available for sale are recognized in interest income using the interest method over the period to maturity.

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

         STOCK COMPENSATION PLANS. Statement of Financial Accounting Standards
               (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided proforma disclosures of net loss, loss per share and other disclosures, as if the fair value based method of accounting had been applied.

         COMPREHENSIVE INCOME (LOSS). Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net earnings (loss). Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net earnings (loss), are components of comprehensive income (loss). The components of other comprehensive income (loss) were unrealized holding gains and losses on securities available for sale.

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

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

               OTHER BORROWINGS. The carrying amounts of other borrowings approximate their fair values.

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

         FAIR  VALUES OF FINANCIAL INSTRUMENTS, CONTINUED.

               OFF-BALANCE-SHEET INSTRUMENTS. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

         ADVERTISING. The Company expenses all advertising as incurred.

         RECLASSIFICATIONS. Certain amounts in the 2000 consolidated financial statements have been reclassified to conform to the 2001 presentation.

(2)      SECURITIES AVAILABLE FOR SALE

         Securities have been classified according to management's intent. The carrying amount of securities and their approximate fair values are summarized as follows (in thousands):

                                                                                        GROSS             GROSS
                                                                      AMORTIZED       UNREALIZED        UNREALIZED           FAIR
                                                                        COST            GAINS             LOSSES             VALUE
                                                                      ---------       ----------        ----------          ------
               AT DECEMBER 31, 2001:
                  U.S. Government agency securities............        $ 6,033             147                --             6,180
                  Mortgage-backed securities...................          2,271              15                --             2,286
                                                                       -------          ------            ------            ------

                                                                       $ 8,304             162                --             8,466
                                                                       =======          ======            ======            ======
               AT DECEMBER 31, 2000:
                  U.S. Government agency securities............          6,670              32                (1)            6,701
                  Mortgage-backed security.....................             41              --                --                41
                                                                       -------          ------            ------            ------

                                                                       $ 6,711              32                (1)            6,742
                                                                       =======          ======            ======            ======

         There were no sales of securities during 2001 or 2000.

         The scheduled maturities of securities at December 31, 2001 are as follows (in thousands):

                                                                                            AMORTIZED                FAIR
                                                                                               COST                  VALUE
                                                                                            ---------              --------
              Due from one to five years .......................................            $   4,788                 4,901
              Due from five to ten years .......................................                1,245                 1,279
              Mortgage-backed securities .......................................                2,271                 2,286
                                                                                            ---------              --------

                                                                                            $   8,304                 8,466
                                                                                            =========              ========

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

(3)      LOANS

         The components of loans are as follows (in thousands):

                                                                                                      AT DECEMBER 31,
                                                                                            -------------------------------
                                                                                              2001                   2000
                                                                                            ---------              --------
              Commercial .......................................................            $   2,692                 1,940
              Commercial real estate ...........................................               13,163                 5,417
              Residential real estate ..........................................               10,177                 4,084
              Consumer .........................................................                2,826                 2,021
                                                                                            ---------              --------

                                                                                               28,858                13,462
              Add (subtract):
                  Net deferred loan costs ......................................                   80                    23
                  Allowance for loan losses ....................................                 (352)                 (153)
                                                                                            ---------              --------

              Loans, net .......................................................            $  28,586                13,332
                                                                                            =========              ========

         An analysis of the change in the allowance for loan losses follows
               (in thousands):

                                                                                               YEARS ENDED DECEMBER 31,
                                                                                            -------------------------------
                                                                                              2001                   2000
                                                                                            ---------              --------
              Beginning balance ..........................................                  $     153                    11
              Provision for loan losses ..................................                        199                   142
                                                                                            ---------              --------

              Ending balance .............................................                  $     352                   153
                                                                                            =========              ========

         The Company had no impaired loans in 2001 or 2000.

(4)      PREMISES AND EQUIPMENT

         A summary of premises and equipment follows (in thousands):

                                                                                                    AT DECEMBER 31,
                                                                                            -------------------------------
                                                                                               2001                  2000
                                                                                            ---------              --------
              Leasehold improvements .....................................                  $     264                   242
              Furniture, fixtures and equipment ..........................                        516                   392
                                                                                            ---------              --------

                  Total, at cost .........................................                        780                   634

                  Less accumulated depreciation and amortization .........                       (229)                 (121)
                                                                                            ---------              --------

                  Premises and equipment, net ............................                  $     551                   513
                                                                                            =========              ========

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

         The Company leases its main office facility under an operating lease.
               The term of the lease is for five years with two-five year renewable options. The Company also leases its branch office which opened in June, 2001. The lease term is for ten years and contains one-five year renewal option. Both leases contain escalation clauses over the terms of the leases. Rent expense under operating leases during the years ended December 31, 2001 and 2000 was approximately $115,000 and $85,000, respectively. Future rentals over the remaining noncancellable lease terms are as follows (in thousands):

              YEAR ENDING
              DECEMBER 31,                                                       AMOUNT
              ------------                                                       ------
                  2002 ...................................................       $  119
                  2003 ...................................................          123
                  2004 ...................................................          126
                  2005 ...................................................          130
                  2006 ...................................................          133
                  Thereafter..............................................          408
                                                                                 ------

                Total minimum lease payments..............................       $1,039
                                                                                 ======

(5)      DEPOSITS

         The aggregate amount of time deposits with a minimum denomination of $100,000, was approximately $6,629,000 and $4,506,000 at
               December 31, 2001 and 2000, respectively.

         A schedule of maturities of time deposits at December 31, 2001 is as follows (in thousands):

              YEAR ENDING
              DECEMBER 31,                                                                  AMOUNT
              ------------                                                                 ---------
                  2002........................................................             $  11,524
                  2003 and 2004...............................................                 1,653
                  2005 and 2006...............................................                 1,572
                                                                                           ---------

                                                                                           $  14,749
                                                                                           =========

(6)      OTHER BORROWINGS

         The Company is an agent for a customer and acts on behalf of the customer in investing the customer's funds in a tri-party repurchase agreement program administered by another financial institution. At December 31, 2001 and 2000, the balance in the account was approximately $1,016,000 and $984,000, respectively and was included in interest-bearing deposits with banks and other borrowings on the consolidated balance sheets.

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

         The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                                                          AT DECEMBER 31,
                                                                     -----------------------------------------------------
                                                                             2001                             2000
                                                                     -----------------------          --------------------
                                                                     CARRYING          FAIR          CARRYING       FAIR
                                                                      AMOUNT           VALUE          AMOUNT        VALUE
                                                                     --------         ------         --------       ------
               Financial assets:
                    Cash and cash equivalents ..............         $  2,978          2,978          3,678          3,678
                    Securities available for sale ..........            8,466          8,466          6,742          6,742
                    Loans, net .............................           28,586         28,863         13,332         13,253
                    Accrued interest receivable ............              287            287            214            214
                    Federal Reserve Bank stock .............              140            140            180            180
                    Federal Home Loan Bank stock ...........               56             56             22             22

               Financial liabilities:
                    Deposit liabilities ....................           35,404         35,681         18,632         18,230
                    Other borrowings .......................            1,016          1,016            984            984

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

         A summary of the amounts of the Company's financial instruments, which approximate fair value, with off balance sheet risk at December 31, 2001 follows (in thousands):

               Unused lines of credit.........................................      $ 7,360,000
                                                                                    ===========

               Commitments to extend credit...................................      $ 1,900,000
                                                                                    ===========

(8)      INCOME TAXES

         The income tax benefit consisted of the following (in thousands):

                                                                                               YEARS ENDED DECEMBER 31,
                                                                                            -----------------------------
                                                                                             2001                   2000
                                                                                            ------                 ------
              Deferred:
                  Federal ......................................................            $ (180)                  (227)
                  State ........................................................               (31)                   (38)
                                                                                            ------                 ------

                  Total deferred ...............................................            $ (211)                  (265)
                                                                                            ======                 ======

         The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows ($ in thousands):

                                                                                   YEARS ENDED DECEMBER 31,
                                                                     ----------------------------------------------------
                                                                             2001                           2000
                                                                     ----------------------         ---------------------
                                                                     AMOUNT            %            AMOUNT           %
                                                                     ------          ------         ------         ------
               Income tax benefit at statutory rate ........         $ (191)          (34.0)%       $ (241)         (34.0)%
               (Increase) decrease resulting from:
                    State income taxes, net of Federal tax
                        benefit ............................            (20)           (3.5)           (25)          (3.5)
                    Other ..................................             --              --              1             .1
                                                                     ------          ------         ------         ------

               Income tax benefit ..........................         $ (211)          (37.5)%       $ (265)         (37.4)%
                                                                     ======          ======         ======         ======

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):

                                                                                                    AT DECEMBER 31,
                                                                                            -----------------------------
                                                                                             2001                   2000
                                                                                            ------                 ------
              Deferred tax assets:
                  Net operating loss carryforwards .......................                  $  728                    487
                  Organizational and start-up costs ......................                      69                     95
                  Allowance for loan losses ..............................                      62                     20
                                                                                            ------                 ------

                  Gross deferred tax assets ..............................                     859                    602
                                                                                            ------                 ------

              Deferred tax liabilities:
                  Accrual to cash conversion .............................                      95                     75
                  Depreciation ...........................................                      22                     13
                  Deferred loan costs ....................................                      29                     12
                  Unrealized gain on securities available for sale .......                      55                     10
                                                                                            ------                 ------

                  Gross deferred tax liabilities .........................                     201                    110
                                                                                            ------                 ------

                  Net deferred tax asset .................................                  $  658                    492
                                                                                            ======                 ======

         At December 31, 2001, the Company had net operating loss carryforwards of approximately $1,935,000 available to offset future Federal and state taxable income. The carryforward is due to expire as follows:

               YEAR                                                                       AMOUNT
               ----                                                                    ------------
               2019.............................................................       $   480,000
               2020.............................................................           815,000
               2021.............................................................           640,000
                                                                                       -----------

                                                                                       $ 1,935,000
                                                                                       ===========

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

(9)      RELATED PARTY TRANSACTIONS

         In the ordinary course of business, the Company may make loans at terms and rates prevailing at the time to officers, directors and their affiliates. At December 31, 2001 and 2000, the total balance of loans to such related parties was approximately $3,601,000 and $1,874,000, respectively. As of the same date, these individuals and entities had approximately $4,128,000 and $2,539,000, respectively of funds on deposit with the Company.

(10)     CREDIT RISK

         The Company grants the majority of its loans to borrowers throughout
               Sarasota County, Florida. Although the Company has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is dependent upon the economy in Sarasota County, Florida.

(11)     STOCK OPTIONS

         The Company has both an Employee and Director Stock Option Plan.
               Under the Employee Stock Option Plan, the exercise price of the stock options must at least equal the fair market value of the common stock at the date of grant. Options granted under this plan are exercisable for 10 years from date of grant and vest in increments of 20% per year commencing one year from grant date. A total of 28,000 shares of common stock have been reserved under this Plan. At December 31, 2001, all stock options have been granted under this plan.

         Under the Director Stock Option Plan, the exercise price of the stock options is the fair market value of the common stock at the date of grant. The options have a ten year term. These options vest in increments of 20% per year commencing one year from grant date. A total of 42,000 shares of common stock have been reserved under this Plan. At December 31, 2001, all stock options have been granted under this plan ($ in thousands except per share information).

                                                                                   RANGE
                                                                                   OF PER       WEIGHTED-
                                                                                   SHARE         AVERAGE      AGGREGATE
                                                                      NUMBER OF    OPTION       PER SHARE      OPTION
                                                                       SHARES       PRICE         PRICE         PRICE
                                                                      ---------    -------      ----------    ----------
               Outstanding at December 31, 1999, 2000
                   and 2001......................................      70,000      $ 10.00       10.00           700
                                                                       ======      =======       =====           ===

         The weighted-average remaining contractual life of the outstanding stock options at December 31, 2001 and 2000 was 7.7 years and 8.7 years, respectively.

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

         These options are exercisable as follows:

                                                                                         NUMBER      WEIGHTED-AVERAGE
               YEAR ENDING                                                              OF SHARES     EXERCISE PRICE
               -----------                                                              ---------    -----------------
                 Currently .....................................................           28,000        $ 10.00
                 2002 ..........................................................           14,000          10.00
                 2003 ..........................................................           14,000          10.00
                 2004 ..........................................................           14,000          10.00
                                                                                          -------

                                                                                           70,000        $ 10.00
                                                                                          =======        =======

         The Statement requires pro forma fair value disclosures if the intrinsic value method is being utilized. In order to calculate the fair value of the options granted in 1999, it was assumed that the risk-free interest rate was 6.0%, there would be no dividends paid by the Company over the exercise period, the expected life of the options would be the entire exercise period and stock volatility would be zero due to the lack of an active trading market in the stock. For purposes of pro forma disclosures, the estimated fair value is included in expense in the period vesting occurs ($ in thousands, except per share amounts):

                                                                                               YEAR ENDED DECEMBER 31,
                                                                                            ------------------------------
                                                                                             2001                   2000
                                                                                            -------                -------
              Weighted-average grant-date fair value of options issued
              during the year ............................................                  $    --                     --
                                                                                            =======                =======

              Proforma net loss ..........................................                  $  (421)                  (565)
                                                                                            =======                =======

              Loss per share, basic and diluted ..........................                  $  (.60)                  (.81)
                                                                                            =======                =======

(12)     REGULATORY MATTERS

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

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, the Bank met all capital adequacy requirements to which they are subject.

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

         As of December 31, 2001, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percentages as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and percentages are also presented in the table (dollars in thousands).

                                                                                                         MINIMUM
                                                                                                        TO BE WELL
                                                                                                    CAPITALIZED UNDER
                                                                        FOR CAPITAL ADEQUACY        PROMPT CORRECTIVE
                                                    ACTUAL                    PURPOSES              ACTION PROVISIONS
                                             -------------------       ---------------------       -------------------
                                             AMOUNT          %         AMOUNT            %         AMOUNT          %
                                             -------       -----       -------          ----       -------       -----
         AS OF DECEMBER 31, 2001:
             Total capital to Risk-
               Weighted Assets ........      $ 4,733       15.00%      $ 2,524          8.00%      $ 3,156       10.00%
             Tier I Capital to Risk-
               Weighted Assets ........        4,381       13.88         1,262          4.00         1,893        6.00
             Tier I Capital
               to Average Assets ......        4,381       10.58         1,656          4.00         2,070        5.00

         AS OF DECEMBER 31, 2000:
             Total capital to Risk-
               Weighted Assets ........        4,794       30.65         1,251          8.00         1,564       10.00
             Tier I Capital to Risk-
               Weighted Assets ........        4,641       29.68           626          4.00           938        6.00
             Tier I Capital
               to Average Assets ......        4,641       20.36           912          4.00         1,140        5.00

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

(13)     PARENT COMPANY ONLY FINANCIAL INFORMATION

         The Holding Company's unconsolidated financial information is as follows (in thousands):

                                      CONDENSED BALANCE SHEETS

                                                                                                   AT DECEMBER 31,
                                                                                            ------------------------------
                                                                                              2001                  2000
                                                                                            -------                -------
                  ASSETS

              Cash .......................................................                  $   119                     42
              Security available for sale ................................                       --                    370
              Investment in subsidiary ...................................                    5,198                  5,171
                                                                                                                   -------
              Other assets ...............................................                        3                      2
                                                                                            -------                -------

                  Total assets ...........................................                  $ 5,320                  5,585
                                                                                            =======                =======

                  STOCKHOLDERS' EQUITY

              Stockholders' equity .......................................                  $ 5,320                  5,585
                                                                                            =======                =======

                                 CONDENSED STATEMENTS OF OPERATIONS

                                                                                                YEARS ENDED DECEMBER 31,
                                                                                            ------------------------------
                                                                                             2001                   2000
                                                                                            -------                -------
              Revenues ...................................................                  $     4                     23
              Expenses ...................................................                      (21)                   (30)
                                                                                            -------                -------

                  Loss before loss of subsidiary .........................                      (17)                    (7)
                  Loss of subsidiary .....................................                     (334)                  (435)
                                                                                            -------                -------

                  Net loss ...............................................                  $  (351)                  (442)
                                                                                            =======                =======

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                        YEARS ENDED DECEMBER 31,
                                                                                      ---------------------------
                                                                                       2001                2000
                                                                                      -------             -------
         Cash flows from operating activities:
              Net loss ...................................................            $  (351)               (442)
              Adjustments to reconcile net loss to net cash
                (used in) provided by operating activities:
                  Equity in undistributed loss of subsidiary .............                334                 435
                  Net (increase) decrease in other assets ................                 (1)                  7
                                                                                      -------             -------
                  Net decrease in other liabilities ......................                 --                 (14)
                                                                                      -------             -------

                  Net cash used in by operating activities ...............                (18)                (14)
                                                                                      -------             -------
         Cash flows from investing activities:
              Maturities of securities available for sale ................                370                  --
              Investment in subsidiary ...................................               (275)                 --
                                                                                      -------             -------
                  Net cash provided by investing activities ..............                 95                  --
                                                                                      -------             -------

         Net increase (decrease) in cash and cash equivalents ............                 77                 (14)

         Cash and cash equivalents at beginning of the year ..............                 42                  56
                                                                                      -------             -------

         Cash and cash equivalents at end of year ........................            $   119                  42
                                                                                      =======             =======
         Supplemental disclosure of cash flow information -
              Noncash transactions:
                  Change in investment in subsidiary due to change
                      in accumulated other comprehensive income ..........            $    86                  42
                                                                                      =======             =======
                  Accumulated other comprehensive income,
                      change in unrealized loss on securities
                      available for sale .................................            $    --                   5
                                                                                      =======             =======

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

(14)     SELECTED QUARTERLY RESULTS (UNAUDITED)

         Selected quarterly results of operations for the four quarters ended
               December 31, 2001 and 2000 are as follows (in thousands, except share amounts):

                                                                                         2001
                                                              -------------------------------------------------------
                                                               FOURTH          THIRD          SECOND           FIRST
                                                              QUARTER         QUARTER         QUARTER         QUARTER
                                                              -------         -------         --------        -------
         Interest income .............................         $  663             617             573             489
         Interest expense ............................            339             360             339             295
                                                               ------          ------          ------          ------

         Net interest income .........................            324             257             234             194
         Provision for loan losses ...................             65              52              48              34
                                                               ------          ------          ------          ------
         Net interest income after provision for
              loan losses ............................            259             205             186             160

         Noninterest income ..........................             14              13              10               6
         Noninterest expense .........................            376             343             362             334
                                                               ------          ------          ------          ------

         Losses before income tax benefit ............           (103)           (125)           (166)           (168)
         Income tax benefit ..........................            (39)            (47)            (62)            (63)
                                                               ------          ------          ------          ------

         Net loss ....................................         $  (64)            (78)           (104)           (105)
                                                               ======          ======          ======          ======

         Basic and diluted loss per common share .....         $ (.09)           (.11)           (.15)           (.15)
                                                               ======          ======          ======          ======


                                                                                         2000
                                                              -------------------------------------------------------
                                                               FOURTH          THIRD          SECOND           FIRST
                                                              QUARTER         QUARTER         QUARTER         QUARTER
                                                              -------         -------         --------        -------
         Interest income .............................         $  430             361             274             263
         Interest expense ............................            232             175             121             155
                                                               ------          ------          ------          ------

         Net interest income .........................            198             186             153             108
         Provision for loan losses ...................             28              39              47              28
                                                               ------          ------          ------          ------
         Net interest income after provision for
              loan losses ............................            170             147             106              80

         Noninterest income ..........................             12               9              13               3
         Noninterest expense .........................            320             308             297             323
                                                               ------          ------          ------          ------

         Losses before income tax benefit ............           (138)           (152)           (178)           (240)
         Income tax benefit ..........................            (52)            (57)            (67)            (90)
                                                               ------          ------          ------          ------

         Net loss ....................................         $  (86)            (95)           (111)           (150)
                                                               ======          ======          ======          ======

         Basic and diluted loss per common share .....         $ (.12)           (.14)           (.16)           (.21)
                                                               ======          ======          ======          ======