Form 10KSB, Exhibit 13
period 2002-12-31
SUNCOAST BANCORP INC
filed 2003-03-21
CIK 1072695

                                                                    Exhibit 13.1


          Financial Statements of Suncoast Bancorp, Inc. and Subsidiary

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY
                                Sarasota, Florida

                    Audited Consolidated Financial Statements
           At December 31, 2002 and 2001 and for the Years Then Ended

                  (Together with Independent Auditors' Report)

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
SunCoast Bancorp, Inc.
Sarasota, Florida:

         We have audited the accompanying consolidated balance sheets of SunCoast Bancorp, Inc. and Subsidiary (the "Company") at December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

HACKER, JOHNSON & SMITH PA
Tampa, Florida
January 7, 2003

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                     ($ IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                              AT DECEMBER 31,
                                                                        ---------------------------
                                                                          2002                2001
                                                                          ----                ----
   ASSETS

Cash and due from banks.........................................        $  3,246              1,804
Interest-bearing deposits with banks............................           1,038              1,023
Federal funds sold..............................................           5,699                151
                                                                        --------             ------
         Total cash and cash equivalents........................           9,983              2,978

Securities available for sale...................................           8,692              8,466
Loans, net of allowance for loan losses of $518 in 2002 and
   $352 in 2001.................................................          40,457             28,586
Premises and equipment, net.....................................             438                551
Federal Reserve Bank stock, at cost.............................             134                140
Federal Home Loan Bank stock, at cost...........................             109                 56
Accrued interest receivable.....................................             229                287
Foreclosed real estate..........................................             153                  -
Deferred tax assets.............................................             686                658
Other assets  ..................................................             115                 83
                                                                        --------             ------

         Total assets...........................................        $ 60,996             41,805
                                                                        ========             ======
   LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
   Noninterest-bearing demand deposits..........................           7,187              2,409
   Savings and NOW deposits.....................................           4,446              3,276
   Money-market deposits........................................          25,009             14,970
   Time deposits................................................          17,992             14,749
                                                                        --------             ------

         Total deposits.........................................          54,634             35,404

   Other liabilities............................................              79                 65
   Other borrowings.............................................           1,026              1,016
                                                                        --------             ------

         Total liabilities......................................          55,739             36,485
                                                                        --------             ------

Commitments and contingencies (Notes 4 and 7)

Stockholders' equity:
   Preferred stock, $.01 par value, 3,000,000 shares authorized,
      none issued or outstanding................................               -                  -
   Common stock, $.01 par value 10,000,000 shares authorized,
      700,000 shares issued and outstanding.....................               7                  7
   Additional paid-in capital...................................           6,394              6,394
   Accumulated deficit..........................................          (1,224)            (1,188)
   Accumulated other comprehensive income.......................              80                107
                                                                        --------             ------
         Total stockholders' equity.............................           5,257              5,320
                                                                        --------             ------
         Total liabilities and stockholders' equity.............        $ 60,996             41,805
                                                                        ========             ======

See Accompanying Notes to Consolidated Financial Statements.

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     ($ IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                      YEARS ENDED DECEMBER 31,
                                                                    ----------------------------
                                                                      2002                  2001
                                                                      ----                  ----
Interest income:
   Loans........................................................    $   2,458                1,611
   Securities...................................................          491                  552
   Other interest-earning assets................................           55                  179
                                                                    ---------              -------

         Total interest income..................................        3,004                2,342
                                                                    ---------              -------

Interest expense:
   Deposits.....................................................        1,293                1,301
   Other borrowings.............................................           11                   32
                                                                    ---------              -------

         Total interest expense.................................        1,304                1,333
                                                                    ---------              -------

         Net interest income....................................        1,700                1,009

Provision for loan losses.......................................          166                  199
                                                                    ---------              -------

         Net interest income after provision for
            loan losses.........................................        1,534                  810
                                                                    ---------              -------

Noninterest income:
   Service charges on deposit accounts..........................           25                   15
   Other service charges and fees...............................           46                   27
   Gain on sale of securities available for sale................           39                    -
   Other........................................................            3                    1
                                                                    ---------              -------

         Total noninterest income...............................          113                   43
                                                                    ---------              -------

Noninterest expense:
   Salaries and employee benefits...............................          903                  710
   Occupancy expense............................................          326                  306
   Professional fees............................................          113                   94
   Data processing..............................................          108                   86
   Stationery and supplies......................................           65                   54
   Advertising..................................................           19                   21
   Other........................................................          170                  144
                                                                    ---------              -------

         Total noninterest expense..............................        1,704                1,415
                                                                    ---------              -------

         Loss before income tax benefit.........................          (57)                (562)

Income tax benefit..............................................          (21)                (211)
                                                                    ---------              -------

         Net loss...............................................    $     (36)                (351)
                                                                    =========              =======

Loss per share, basic and diluted...............................    $    (.05)                (.50)
                                                                    =========              =======

Weighted-average number of common shares outstanding............      700,000              700,000
                                                                    =========              =======

See Accompanying Notes to Consolidated Financial Statements.

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                     ACCUMULATED
                                                                                                        OTHER
                                                                   ADDITIONAL                          COMPRE-          TOTAL
                                                       COMMON       PAID-IN        ACCUMULATED         HENSIVE       STOCKHOLDERS'
                                                        STOCK       CAPITAL          DEFICIT            INCOME          EQUITY
                                                       ------      ----------      -----------       -----------     -------------
Balance at December 31, 2000.......................     $ 7          6,394             (837)              21            5,585
                                                                                                                        -----
Comprehensive income (loss):

         Net loss..................................       -              -             (351)               -             (351)

         Net change in unrealized
           gain on available-for-sale
           securities, net of taxes................       -              -                -               86               86
                                                                                                                        -----

Comprehensive income (loss)........................                                                                      (265)
                                                        ---          -----           ------              ---            -----

Balance at December 31, 2001.......................       7          6,394           (1,188)             107            5,320
                                                                                                                        -----

Comprehensive income (loss):

         Net loss..................................       -              -              (36)               -              (36)

         Net change in unrealized
           gain on available-for-sale
           securities, net of taxes................       -              -                -              (27)             (27)
                                                                                                                        -----

Comprehensive income (loss)........................                                                                       (63)
                                                        ---          -----           ------              ---            -----

Balance at December 31, 2002.......................     $ 7          6,394           (1,224)              80            5,257
                                                        ===          =====           ======              ===            =====

See Accompanying Notes to Consolidated Financial Statements.

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                         YEARS ENDED DECEMBER 31,
                                                                                       ----------------------------
                                                                                         2002                2001
                                                                                         ----                ----
Cash flows from operating activities:
   Net loss  ......................................................................    $    (36)               (351)
   Adjustments to reconcile net loss to net cash provided by
      (used in) operating activities:
         Depreciation and amortization.............................................         117                 108
         Provision for loan losses.................................................         166                 199
         Credit for deferred income taxes..........................................         (21)               (211)
         Gain on sale of securities available for sale.............................         (39)                  -
         Decrease (increase) in accrued interest receivable........................          58                 (73)
         Increase in other assets..................................................         (32)                 (8)
         Increase in other liabilities.............................................          14                  18
                                                                                       --------             -------

            Net cash provided by (used in) operating activities....................         227                (318)
                                                                                       --------             -------

Cash flows from investing activities:
   Purchase of securities available for sale.......................................      (6,580)             (6,163)
   Maturities of securities available for sale.....................................           -               4,175
   Proceeds from sale of securities available for sale.............................       5,076                   -
   Repayments of securities available for sale.....................................       1,283                 395
   Net increase in loans...........................................................     (12,190)            (15,453)
   Purchase of premises and equipment..............................................          (4)               (146)
   Purchase of Federal Home Loan Bank stock........................................         (53)                (34)
   Redemption of Federal Reserve Bank stock........................................           6                  40
                                                                                       --------             -------

            Net cash used in investing activities..................................     (12,462)            (17,186)
                                                                                       --------             -------

Cash flows from financing activities:
   Net increase in deposits........................................................      19,230              16,772
   Net increase in other borrowings................................................          10                  32
                                                                                       --------             -------

            Net cash provided by financing activities..............................      19,240              16,804
                                                                                       --------             -------

Net increase (decrease) in cash and cash equivalents...............................       7,005                (700)
Cash and cash equivalents at beginning of year.....................................       2,978               3,678
                                                                                       --------             -------

Cash and cash equivalents at end of year...........................................    $  9,983               2,978
                                                                                       ========             =======

Supplemental disclosure of cash flow information:
   Cash paid during the year for:
         Interest..................................................................    $  1,297               1,314
                                                                                       ========             =======

         Income taxes..............................................................    $      -                   -
                                                                                       ========             =======
   Noncash transactions:

         Accumulated other comprehensive income,
            net change in unrealized gain on securities
            available for sale, net of tax.........................................    $    (27)                 86
                                                                                       ========             =======

         Transfer of loans to foreclosed real estate...............................    $    153                   -
                                                                                       ========             =======

See Accompanying Notes to Consolidated Financial Statements.

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           AT DECEMBER 31, 2002 AND 2001 AND FOR THE YEARS THEN ENDED

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      ORGANIZATION. SunCoast Bancorp, Inc. (the "Holding Company") owns 100% of the outstanding common stock of SunCoast National Bank (the "Bank") (collectively the "Company"). The Holding Company was organized simultaneously with the Bank and its only business is the ownership and operation of the Bank. The Bank was incorporated under the laws of the United States and received its charter from the Comptroller of the Currency. Effective January 1, 2003, the Bank converted its charter to a state (Florida) chartered commercial bank and changed its name to Suncoast Bank. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. The Bank provides a variety of community banking services to businesses and individuals through its two banking offices located in Sarasota County, Florida.

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

         The Bank is required by law or regulation to maintain cash reserves. The Bank met its reserves with cash on hand at December 31, 2002 and 2001.

      SECURITIES. The Company may classify its securities as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in operations. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are excluded from operations and reported in other comprehensive income (loss). Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are determined using the specific-identification method. Premiums and discounts on securities available for sale are recognized in interest income using the interest method over the period to maturity.

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

         The accrual of interest on loans is discontinued at the time the loan is ninety days delinquent unless the loan is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

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

      PREMISES AND EQUIPMENT. Furniture, fixtures, equipment and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed using the straight-line method over the shorter of the lease term or the estimated useful life of each type of asset.

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

      STOCK COMPENSATION PLANS. Statement of Financial Accounting Standards
         (SFAS) No. 123, Accounting for Stock-Based Compensation, as amended by SFAS 148, Accounting for Stock-Based Compensation Transition and Disclosure (collectively "SFAS No. 123") encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plans have no intrinsic value at the grant date, and under APB No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in APB No. 25 and, as a result, has provided proforma disclosures of net loss, loss per share and other disclosures, as if the fair value based method of accounting had been applied.

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

      COMPREHENSIVE INCOME (LOSS). Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net earnings (loss). Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net earnings (loss), are components of comprehensive income (loss). The components of other comprehensive income (loss) and related tax effects are as follows (in thousands):

                                                                              YEARS ENDED DECEMBER 31,
                                                                              ------------------------
                                                                                 2002          2001
                                                                                 ----          ----

      Unrealized holding gains on available-for-sale securities..........       $   5           137
Reclassification adjustment for gains realized in income.................         (39)            -
                                                                                -----         -----

      Net unrealized (losses) gains......................................         (34)          137

      Tax effect ........................................................           7           (51)
                                                                                -----         -----

         Net-of-tax amount...............................................       $ (27)           86
                                                                                =====         =====

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

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

      FAIR VALUES OF FINANCIAL INSTRUMENTS, CONTINUED.

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

      RECENT PRONOUNCEMENTS. In November 2002, the FASB issued FASB
         Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others" ("FIN 45"), which expands previously issued accounting guidance and disclosure requirements for certain guarantees. FIN 45 requires the Company to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 is not expected to materially affect the consolidated financial statements.

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

(2)   SECURITIES AVAILABLE FOR SALE

      Securities have been classified according to management's intent. The carrying amount of securities and their approximate fair values are summarized as follows (in thousands):

                                                            GROSS          GROSS
                                             AMORTIZED    UNREALIZED     UNREALIZED        FAIR
                                               COST          GAINS         LOSSES          VALUE
                                              ------        ------         ------          -----
AT DECEMBER 31, 2002:
   U.S. Government agency securities......    $2,821            59              -          2,880
   Mortgage-backed securities.............     5,743            75             (6)         5,812
                                              ------        ------         ------          -----

                                              $8,564           134             (6)         8,692
                                              ======        ======         ======          =====
AT DECEMBER 31, 2001:
   U.S. Government agency securities......     6,033           147              -          6,180
   Mortgage-backed securities.............     2,271            15              -          2,286
                                              ------        ------         ------          -----

                                              $8,304           162              -          8,466
                                              ======        ======         ======          =====

      Securities sold during 2002 are as follows (in thousands):

Gross proceeds.......................................................           $ 5,076
                                                                                =======

Gross gains..........................................................                39
Gross losses.........................................................                 -
                                                                                -------

Net gains............................................................           $    39
                                                                                =======

      There were no sales of securities during 2001.

      The scheduled maturities of securities at December 31, 2002 are as follows
          (in thousands):

                                                                            AMORTIZED           FAIR
                                                                              COST             VALUE
                                                                            ---------          -----
Due from one to five years........................................           $ 1,800           1,844
Due from five to ten years........................................             1,021           1,036
Mortgage-backed securities........................................             5,743           5,812
                                                                             -------           -----

                                                                             $ 8,564           8,692
                                                                             =======           =====

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

(3)   LOANS

      The components of loans are as follows (in thousands):

                                                                                  AT DECEMBER 31,
                                                                             -------------------------
                                                                               2002              2001
                                                                             --------           ------
Commercial...........................................................        $  2,865            2,692
Commercial real estate...............................................          22,473           13,163
Residential real estate..............................................          11,804           10,177
Consumer.............................................................           3,756            2,826
                                                                             --------           ------

                                                                               40,898           28,858
Add (subtract):
    Net deferred loan costs..........................................              77               80
    Allowance for loan losses........................................            (518)            (352)
                                                                             --------           ------

Loans, net...........................................................        $ 40,457           28,586
                                                                             ========           ======

      An analysis of the change in the allowance for loan losses follows (in thousands):

                                                                               YEARS ENDED DECEMBER 31,
                                                                               ------------------------
                                                                                2002              2001
                                                                               ------            ------
Beginning balance....................................................          $  352               153
Provision for loan losses............................................             166               199
                                                                               ------            ------

Ending balance.......................................................          $  518               352
                                                                               ======            ======

      There were no nonaccrual loans at December 31, 2002 and 2001.

      Therewere no loans identified as impaired at December 31, 2002 and 2001 or during the year ended December 31, 2001. Information relating to the one loan identified as impaired during the year ended December 31, 2002 was as follows (in thousands):

                                                                                              YEAR ENDED
                                                                                             DECEMBER 31,
                                                                                             ------------
                                                                                                 2002
                                                                                                ------
Average net investment in impaired loan...................................................      $   77
                                                                                                ======

Interest income recognized on impaired loan...............................................      $    -
                                                                                                ======

Interest income received on impaired loan.................................................      $    -
                                                                                                ======

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

(4)   PREMISES AND EQUIPMENT

      A summary of premises and equipment follows (in thousands):

                                                                                     AT DECEMBER 31,
                                                                                -------------------------
                                                                                 2002                2001
                                                                                ------              -----
Leasehold improvements..................................................        $  264                264
Furniture, fixtures and equipment.......................................           520                516
                                                                                ------              -----

    Total, at cost......................................................           784                780

    Less accumulated depreciation and amortization......................          (346)              (229)
                                                                                ------              -----

    Premises and equipment, net.........................................        $  438                551
                                                                                ======              =====

      The Company leases its main office facility under an operating lease. The term of the lease is for five years with two-five year renewable options. The Company also leases its branch office which opened in June, 2001. The lease term is for ten years and contains one-five year renewal option. Both leases contain escalation clauses over the terms of the leases. Rent expense under operating leases during the years ended December 31, 2002 and 2001 was approximately $132,000 and $115,000, respectively. Future rentals over the remaining noncancellable lease terms are as follows (in thousands):

YEAR ENDING
DECEMBER 31,                                                              AMOUNT
------------                                                              ------
2003 .......................................................              $  135
2004 .......................................................                 139
2005 .......................................................                 143
2006 .......................................................                 147
2007 .......................................................                 151
Thereafter .................................................                 296
                                                                          ------

Total minimum lease payments ...............................              $1,011
                                                                          ======

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

(5)   DEPOSITS

      The aggregate amount of time deposits with a minimum denomination of $100,000, was approximately $5,469,000 and $6,629,000 at December 31,
         2002 and 2001, respectively.

      A schedule of maturities of time deposits at December 31, 2002 is as follows (in thousands):

YEAR ENDING
DECEMBER 31,                                                              AMOUNT
------------                                                              ------
2003........................................................             $ 11,137
2004 and 2005...............................................                2,204
2006 and 2007...............................................                4,651
                                                                         --------
                                                                         $ 17,992
                                                                         ========

(6)   OTHER BORROWINGS

      The Company is an agent for a customer and acts on behalf of the customer in investing the customer's funds in a tri-party repurchase agreement program administered by another financial institution. At December 31, 2002 and 2001, the balance in the account was approximately $1,026,000 and $1,016,000, respectively and was included in interest-bearing deposits with banks and other borrowings on the consolidated balance sheets.

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

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

      The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                                               AT DECEMBER 31,
                                                                --------------------------------------------
                                                                         2002                     2001
                                                                --------------------      ------------------
                                                                CARRYING       FAIR       CARRYING      FAIR
                                                                 AMOUNT       VALUE        AMOUNT      VALUE
                                                                 ------       -----        ------      -----
Financial assets:
     Cash and cash equivalents........................           $ 9,983       9,983        2,978       2,978
     Securities available for sale....................             8,692       8,692        8,466       8,466
     Loans, net.......................................            40,457      40,463       28,586      28,863
     Accrued interest receivable......................               229         229          287         287
     Federal Reserve Bank stock.......................               134         134          140         140
     Federal Home Loan Bank stock.....................               109         109           56          56

Financial liabilities:
     Deposit liabilities..............................            54,634      55,095       35,404      35,681
     Other borrowings.................................             1,026       1,026        1,016       1,016

      Commitments to extend credit typically result in loans with a market interest rate when funded. A summary of the amounts of the Company's financial instruments, with off-balance-sheet risk at December 31, 2002 follows (in thousands):

                                                                                                 ESTIMATED
                                                             CONTRACT         CARRYING             FAIR
                                                              AMOUNT           AMOUNT              VALUE
                                                              ------           ------              -----
Unused lines of credit..................................      $ 9,668               -                  -
                                                              =======          ======              =====

Commitments to extend credit............................      $ 3,754               -                  -
                                                              =======          ======              =====

(8)   INCOME TAXES

      The income tax benefit consisted of the following (in thousands):

                                                           YEARS ENDED DECEMBER 31,
                                                           ------------------------
                                                            2002               2001
                                                            ----               ----
Deferred:
    Federal....................................            $ (18)              (180)
    State......................................               (3)               (31)
                                                           -----               ----

    Total deferred.............................            $ (21)              (211)
                                                           =====               ====

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

      The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows ($ in thousands):

                                                                          YEARS ENDED DECEMBER 31,
                                                               ------------------------------------------------
                                                                      2002                          2001
                                                               -------------------           ------------------
                                                               AMOUNT         %              AMOUNT        %
                                                               ------      -------           ------     -------
Income tax benefit at statutory rate...................         $(19)      (34.0)%           $(191)     (34.0)%
Increase resulting from:
     State income taxes, net of Federal tax
         benefit.......................................           (2)       (3.5)              (20)      (3.5)
                                                                ----       -----             -----      -----

Income tax benefit.....................................         $(21)      (37.5)%           $(211)     (37.5)%
                                                                ====       =====             =====      =====

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):

                                                                                     AT DECEMBER 31,
                                                                                ------------------------
                                                                                2002                2001
                                                                                ----                ----
Deferred tax assets:
    Net operating loss carryforwards..............................              $ 700                728
    Organizational and start-up costs.............................                 43                 69
    Allowance for loan losses.....................................                122                 62
                                                                                -----               ----

    Gross deferred tax assets.....................................                865                859
                                                                                -----               ----

Deferred tax liabilities:
    Accrual to cash conversion....................................                (72)               (95)
    Depreciation..................................................                 (8)               (22)
    Deferred loan costs...........................................                (51)               (29)
    Unrealized gain on securities available for sale..............                (48)               (55)
                                                                                -----               ----

    Gross deferred tax liabilities................................               (179)              (201)
                                                                                -----               ----

    Net deferred tax asset........................................              $ 686                658
                                                                                =====               ====

      At December 31, 2002, the Company had net operating loss carryforwards of approximately $1,859,000 available to offset future Federal and state taxable income. These carryforwards are due to expire as follows (in thousands):

YEAR                                                                      AMOUNT
----                                                                      ------
2019..........................................................           $    404
2020..........................................................                815
2021..........................................................                640
                                                                         --------

                                                                         $  1,859
                                                                         ========

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

(9)   RELATED PARTY TRANSACTIONS

      In the ordinary course of business, the Company may make loans at terms and rates prevailing at the time to officers, directors and their affiliates. At December 31, 2002 and 2001, the total balance of loans to such related parties was approximately $ 2,997,000 and $3,601,000, respectively. As of the same date, these individuals and entities had approximately $3,472,000 and $4,128,000, respectively of funds on deposit with the Company.

(10)  CREDIT RISK

      The Company grants the majority of its loans to borrowers throughout
         Sarasota County, Florida. Although the Company has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is dependent upon the economy in Sarasota County, Florida.

(11)  STOCK OPTIONS

      The Company has both an Employee and Director Stock Option Plan. Under the
         Employee Stock Option Plan, the exercise price of the stock options must at least equal the fair market value of the common stock at the date of grant. Options granted under this plan are exercisable for 10 years from date of grant and vest in increments of 20% per year commencing one year from grant date. A total of 28,000 shares of common stock have been reserved under this Plan. At December 31, 2002, all stock options have been granted under this plan.

      Under the Director Stock Option Plan, the exercise price of the stock options is the fair market value of the common stock at the date of grant. The options have a ten year term. These options vest in increments of 20% per year commencing one year from grant date. A total of 42,000 shares of common stock have been reserved under this Plan. At December 31, 2002, all stock options have been granted under this plan ($ in thousands except per share information).

                                                                     RANGE
                                                                    OF PER         WEIGHTED-
                                                                     SHARE          AVERAGE     AGGREGATE
                                                       NUMBER OF    OPTION        PER SHARE      OPTION
                                                         SHARES      PRICE          PRICE         PRICE
                                                         ------      -----          -----         -----
Outstanding at December 31, 2000, 2001
    and 2002......................................      70,000     $  10.00         10.00          700
                                                        ======     ========         =====          ===

      The weighted-average remaining contractual life of the outstanding stock options at December 31, 2002 and 2001 was 6.7 years and 7.7 years, respectively.

      These options are exercisable as follows:

                                                                NUMBER           WEIGHTED-AVERAGE
YEAR ENDING                                                    OF SHARES          EXERCISE PRICE
-----------                                                    ---------          --------------
Currently..............................................          42,000               $ 10.00
2003 ..................................................          14,000                 10.00
2004 ..................................................          14,000                 10.00
                                                                 ------

                                                                 70,000               $ 10.00
                                                                 ======               =======

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

      The Company accounts for their stock option plans under the recognition and measurement principles of APB No. 25. No stock-based employee compensation cost is reflected in net loss, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of FASB No. 123 to stock-based employee compensation.

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                        -----------------------
                                                                                         2002             2001
                                                                                         ----             ----
Net loss, as reported.......................................................            $  (36)            (351)

Deduct:  Total stock-based employee compensation
         determined under the fair value based method for
         all awards, net of related tax effect..............................                32               53
                                                                                        ------            -----

Proforma net loss  .........................................................            $  (68)            (404)
                                                                                        ======            =====

Loss per share, basic and diluted...........................................            $ (.05)            (.50)
                                                                                        ======            =====

Proforma loss per share, basic and diluted..................................            $ (.10)            (.58)
                                                                                        ======            =====

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

      The Bank is subject to various regulatory capital requirements administered by the regulatory banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's and Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002, the Bank met all capital adequacy requirements to which they are subject.

      As of December 31, 2002, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percentages as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and percentages are also presented in the table (dollars in thousands).

                                                                                                               MINIMUM
                                                                                                              TO BE WELL
                                                                                                          CAPITALIZED UNDER
                                                                          FOR CAPITAL ADEQUACY            PROMPT CORRECTIVE
                                                  ACTUAL                        PURPOSES                  ACTION PROVISIONS
                                       --------------------------       ----------------------         ----------------------
                                       AMOUNT                 %         AMOUNT              %          AMOUNT             %
                                       -------              -----       ------            ----         ------           -----
AS OF DECEMBER 31, 2002:
    Total capital to Risk-
      Weighted Assets ............     $ 4,883              10.44%      $3,743            8.00%        $4,679           10.00%
    Tier I Capital to Risk-
      Weighted Assets ............       4,365               9.33        1,872            4.00          2,807            6.00
    Tier I Capital
      to Average Assets ..........       4,365               7.63        2,288            4.00          2,859            5.00

AS OF DECEMBER 31, 2001:
    Total capital to Risk-
      Weighted Assets ............       4,733              15.00        2,524            8.00          3,156           10.00
    Tier I Capital to Risk-
      Weighted Assets ............       4,381              13.88        1,262            4.00          1,893            6.00
    Tier I Capital
      to Average Assets ..........       4,381              10.58        1,656            4.00          2,070            5.00

In connection with its conversion to a state bank on January 1, 2003, the Bank agreed that until December 31, 2004, it will maintain a Tier 1 capital ratio of at least 8%. In addition, the Bank also agreed that it will raise a minimum of $500,000 of Tier 1 capital no later than June 30, 2003, and an additional minimum of $1.0 million of Tier 1 capital no later than September 30, 2003.

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

(13) PARENT COMPANY ONLY FINANCIAL INFORMATION

     The Holding Company's unconsolidated financial information is as follows
         (in thousands):

                            CONDENSED BALANCE SHEETS

                                                                                     AT DECEMBER 31,
                                                                                 ---------------------
                                                                                   2002           2001
                                                                                   ----           ----
   ASSETS
Cash...................................................................          $     78           119
Investment in subsidiary...............................................             5,161         5,198
Other assets...........................................................                18             3
                                                                                 --------         -----

    Total assets.......................................................          $  5,257         5,320
                                                                                 ========         =====

    STOCKHOLDERS' EQUITY

Stockholders' equity...................................................          $  5,257         5,320
                                                                                 ========         =====

                       CONDENSED STATEMENTS OF OPERATIONS

                                                                                 YEARS ENDED DECEMBER 31,
                                                                                 ------------------------
                                                                                  2002             2001
                                                                                  ----             ----
Revenues..............................................................           $    2               4
Expenses..............................................................              (28)            (21)
                                                                                 ------            ----
    Loss before loss of subsidiary....................................              (26)            (17)
    Loss of subsidiary................................................              (10)           (334)
                                                                                 ------            ----

    Net loss..........................................................           $  (36)           (351)
                                                                                 ======            ====

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                   YEARS ENDED DECEMBER 31,
                                                                                   ------------------------
                                                                                   2002                2001
                                                                                   ----                ----
Cash flows from operating activities:
     Net loss................................................................     $ (36)               (351)
     Adjustments to reconcile net loss to net cash
       used in operating activities:
         Equity in undistributed loss of subsidiary..........................        10                 334
         Net increase in other assets........................................       (15)                 (1)
                                                                                  -----                ----
         Net cash used in operating activities...............................       (41)                (18)
                                                                                  -----                ----

Cash flows from investing activities:
     Maturities of securities available for sale.............................         -                 370
     Investment in subsidiary................................................         -                (275)
                                                                                  -----                ----
         Net cash provided by investing activities...........................         -                  95
                                                                                  -----                ----

Net (decrease) increase in cash and cash equivalents.........................       (41)                 77

Cash and cash equivalents at beginning of the year...........................       119                  42
                                                                                  -----                ----

Cash and cash equivalents at end of year.....................................     $  78                 119
                                                                                  =====                ====

Supplemental disclosure of cash flow information - Noncash transaction:

         Change in investment in subsidiary due to change
             in accumulated other comprehensive income,
             net of tax......................................................     $ (27)                 86
                                                                                  =====                ====

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

(14) SELECTED QUARTERLY RESULTS (UNAUDITED)

     Selected quarterly results of operations for the four quarters ended
        December 31, 2002 and 2001 are as follows (in thousands, except share amounts):

                                                                                         2002
                                                                        ---------------------------------------
                                                                         FOURTH     THIRD      SECOND    FIRST
                                                                        QUARTER    QUARTER    QUARTER   QUARTER
                                                                        -------    -------    -------   -------
Interest income.................................................         $ 848        769        717       670
Interest expense................................................           336        340        318       310
                                                                         -----       ----       ----      ----

Net interest income.............................................           512        429        399       360
Provision for loan losses.......................................            29         55         39        43
                                                                         -----       ----       ----      ----
Net interest income after provision for
     loan losses................................................           483        374        360       317

Noninterest income..............................................            27         21         15        50
Noninterest expense.............................................          (450)      (434)      (419)     (401)
                                                                         -----       ----       ----      ----

Earnings (loss) before income taxes (benefit)...................            60        (39)       (44)      (34)
Income taxes (benefit)..........................................            23        (15)       (16)      (13)
                                                                         -----       ----       ----      ----

Net earnings (loss).............................................         $  37        (24)       (28)      (21)
                                                                         =====       ====       ====      ====

Basic and diluted earnings (loss) per common share..............         $ .05       (.03)      (.04)     (.03)
                                                                         =====       ====       ====      ====

                                                                                         2001
                                                                        ---------------------------------------
                                                                         FOURTH     THIRD      SECOND    FIRST
                                                                        QUARTER    QUARTER    QUARTER   QUARTER
                                                                        -------    -------    -------   -------
Interest income.................................................         $ 663        617        573       489
Interest expense................................................           339        360        339       295
                                                                         -----       ----       ----      ----

Net interest income.............................................           324        257        234       194
Provision for loan losses.......................................            65         52         48        34
                                                                         -----       ----       ----      ----
Net interest income after provision for
     loan losses................................................           259        205        186       160

Noninterest income..............................................            14         13         10         6
Noninterest expense.............................................          (376)      (343)      (362)     (334)
                                                                         -----       ----       ----      ----

Loss before income tax benefit..................................          (103)      (125)      (166)     (168)
Income tax benefit..............................................           (39)       (47)       (62)      (63)
                                                                         -----       ----       ----      ----

Net loss........................................................         $ (64)       (78)      (104)     (105)
                                                                         =====       ====       ====      ====

Basic and diluted loss per common share.........................         $(.09)      (.11)      (.15)     (.15)
                                                                         =====       ====       ====      ====