Form 10KSB, Exhibit 13
period 2003-12-31
SUNCOAST BANCORP INC
filed 2004-03-18
CIK 1072695

                                                                    Exhibit 13.1

Financial Statements of Suncoast Bancorp, Inc. and Subsidiary

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY
                                Sarasota, Florida

                    Audited Consolidated Financial Statements
           At December 31, 2003 and 2002 and for the Years Then Ended

                  (Together with Independent Auditors' Report)

                          INDEPENDENT AUDITORS' REPORT

SunCoast Bancorp, Inc.
Sarasota, Florida:

         We have audited the accompanying consolidated balance sheets of SunCoast Bancorp, Inc. and Subsidiary (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

HACKER, JOHNSON & SMITH PA
Tampa, Florida
January 9, 2004

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                     ($ IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                       AT DECEMBER 31,
                                                                                  -----------------------
                                                                                    2003            2002
                                                                                  ---------        ------
    ASSETS

Cash and due from banks.........................................................  $   3,580         3,246
Interest-bearing deposits with banks............................................        507         1,038
Federal funds sold..............................................................      6,326         5,699
                                                                                  ---------        ------

              Total cash and cash equivalents...................................     10,413         9,983

Securities available for sale...................................................     10,133         8,692
Loans, net of allowance for loan losses of $654 in 2003 and $518 in 2002........     60,460        40,457
Premises and equipment, net.....................................................        344           438
Federal Reserve Bank stock, at cost.............................................        219           134
Federal Home Loan Bank stock, at cost...........................................        151           109
Accrued interest receivable.....................................................        250           229
Foreclosed real estate..........................................................          -           153
Deferred tax assets.............................................................        673           686
Other assets  ..................................................................        123           115
                                                                                  ---------        ------

              Total assets......................................................   $ 82,766        60,996
                                                                                  =========        ======

    LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Noninterest-bearing demand deposits.........................................      6,284         7,187
    Savings and NOW deposits....................................................      5,680         4,446
    Money-market deposits.......................................................     38,587        25,009
    Time deposits...............................................................     24,126        17,992
                                                                                  ---------        ------

              Total deposits....................................................     74,677        54,634

    Other liabilities...........................................................        136            79
    Other borrowings............................................................        501         1,026
                                                                                  ---------        ------

              Total liabilities.................................................     75,314        55,739
                                                                                  ---------        ------

Commitments and contingencies (Notes 4 and 7)

Stockholders' equity:
    Preferred stock, $.01 par value, 3,000,000 shares authorized, of which
         300,000 designated as convertible preferred stock, $10 liquidation
         value, 225,400 shares issued and outstanding in 2003...................          2             -
    Common stock, $.01 par value 10,000,000 shares authorized,
         700,000 shares issued and outstanding..................................          7             7
    Additional paid-in capital..................................................      8,611         6,394
    Accumulated deficit.........................................................     (1,125)       (1,224)
    Accumulated other comprehensive income (loss)...............................        (43)           80
                                                                                  ---------        ------

              Total stockholders' equity........................................      7,452         5,257
                                                                                  ---------        ------

              Total liabilities and stockholders' equity........................  $  82,766        60,996
                                                                                  =========        ======

See Accompanying Notes to Consolidated Financial Statements.

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     ($ IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                 YEARS ENDED DECEMBER 31,
                                                                 ------------------------
                                                                    2003         2002
                                                                 ---------      -------
Interest income:
    Loans ....................................................   $   3,026        2,458
    Securities ...............................................         381          491
    Other interest-earning assets ............................          42           55
                                                                 ---------      -------

      Total interest income ..................................       3,449        3,004
                                                                 ---------      -------

Interest expense:
    Deposits .................................................       1,249        1,293
    Other borrowings .........................................          11           11
                                                                 ---------      -------

      Total interest expense .................................       1,260        1,304
                                                                 ---------      -------

      Net interest income ....................................       2,189        1,700

Provision for loan losses ....................................         136          166
                                                                 ---------      -------

      Net interest income after provision for loan losses ....       2,053        1,534
                                                                 ---------      -------

Noninterest income:
    Service charges on deposit accounts ......................          39           25
    Other service charges and fees ...........................          50           46
    (Loss) gain on sale of securities available for sale .....          (1)          39
    Other ....................................................           2            3
                                                                 ---------      -------

      Total noninterest income ...............................          90          113
                                                                 ---------      -------

Noninterest expense:
    Salaries and employee benefits ...........................       1,042          903
    Occupancy expense ........................................         340          326
    Professional fees ........................................         143          113
    Data processing ..........................................         125          108
    Stationery and supplies ..................................          69           65
    Advertising ..............................................          19           19
    Other ....................................................         171          170
                                                                 ---------      -------

      Total noninterest expense ..............................       1,909        1,704
                                                                 ---------      -------

      Earnings (loss) before income taxes ....................         234          (57)

Income tax provision (benefit) ...............................          89          (21)
                                                                 ---------      -------

      Net earnings (loss) ....................................         145          (36)

Accrued preferred stock dividends ............................         (46)           -
                                                                 ---------      -------

      Net earnings (loss) applicable to common stockholders...   $      99          (36)
                                                                 =========      =======

Earnings (loss) per share, basic and diluted .................   $     .14         (.05)
                                                                 =========      =======

Weighted-average number of common shares outstanding .........     700,000      700,000
                                                                 =========      =======

See Accompanying Notes to Consolidated Financial Statements.

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                       ACCUMULATED
                                                                                                         OTHER
                                                                                                         COMPRE-
                                                                            ADDITIONAL                   HENSIVE        TOTAL
                                                   PREFERRED    COMMON       PAID-IN     ACCUMULATED      INCOME     STOCKHOLDERS'
                                                     STOCK      STOCK        CAPITAL       DEFICIT        (LOSS)        EQUITY
                                                     -----      -----        -------       -------        ------        ------
Balance at December 31, 2001.....................    $   -        7           6,394         (1,188)         107          5,320
                                                                                                                         -----

Comprehensive income (loss):

         Net loss................................        -        -               -            (36)           -            (36)

         Net change in unrealized
           gain on securities available-for-sale
           net of taxes..........................        -        -               -              -          (27)           (27)
                                                                                                                         -----

Comprehensive income (loss)......................                                                                          (63)
                                                     -----      ---           -----         ------          ---          -----

Balance at December 31, 2002.....................        -        7           6,394         (1,224)          80          5,257
                                                                                                                         -----

Comprehensive income:

         Net earnings............................        -        -               -            145            -            145

         Net change in unrealized
           gain on securities available-for-sale
           net of taxes..........................        -        -               -              -         (123)          (123)
                                                                                                                         -----

Comprehensive income.............................                                                                           22
                                                                                                                         -----

Sale of preferred stock, net of issuance
         costs of $35............................        2        -           2,217              -            -          2,219

Preferred stock dividend payable.................        -        -               -            (46)           -            (46)
                                                     -----      ---           -----         ------          ---          -----

Balance at December 31, 2003.....................    $   2        7           8,611         (1,125)         (43)         7,452
                                                     =====      ===           =====         ======          ===          =====

See Accompanying Notes to Consolidated Financial Statements.

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                    YEARS ENDED DECEMBER 31,
                                                                                    -------------------------
                                                                                      2003             2002
                                                                                    --------          -------
Cash flows from operating activities:
    Net earnings (loss).........................................................    $    145              (36)
    Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
         Depreciation and amortization..........................................         119              117
         Provision for loan losses..............................................         136              166
         Net amortization of loan fees..........................................          11                3
         Provision (credit) for deferred income taxes...........................          89              (21)
         Loss (gain) on sale of securities available for sale...................           1              (39)
         Write-down of foreclosed real estate...................................          17                -
         (Increase) decrease in accrued interest receivable.....................         (21)              58
         Increase in other assets...............................................          (8)             (32)
         Increase in other liabilities..........................................          11               14
                                                                                    --------          -------

              Net cash provided by operating activities.........................         500              230
                                                                                    --------          -------

Cash flows from investing activities:
    Purchase of securities available for sale...................................      (9,020)          (6,580)
    Proceeds from sale of securities available for sale.........................       4,644            5,076
    Repayments of securities available for sale.................................       2,735            1,283
    Net increase in loans.......................................................     (20,014)         (12,193)
    Purchase of premises and equipment..........................................         (25)              (4)
    Purchase of Federal Home Loan Bank stock....................................         (42)             (53)
    (Purchase) redemption of Federal Reserve Bank stock.........................         (85)               6
                                                                                    --------          -------

              Net cash used in investing activities.............................     (21,807)         (12,465)
                                                                                    --------          -------

Cash flows from financing activities:
    Net increase in deposits....................................................      20,043           19,230
    Issuance of preferred stock, net............................................       2,219                -
    Net (decrease) increase in other borrowings.................................        (525)              10
                                                                                    --------          -------

              Net cash provided by financing activities.........................      21,737           19,240
                                                                                    --------          -------

Net increase in cash and cash equivalents.......................................         430            7,005

Cash and cash equivalents at beginning of year..................................       9,983            2,978
                                                                                    --------          -------

Cash and cash equivalents at end of year........................................    $ 10,413            9,983
                                                                                    ========          =======

Supplemental disclosure of cash flow information:
    Cash paid during the year for:
         Interest...............................................................    $  1,262            1,297
                                                                                    ========          =======

         Income taxes...........................................................    $      -                -
                                                                                    ========          =======

    Noncash transactions:
         Accumulated other comprehensive income, net change in unrealized gain
           on securities available for sale, net of tax.........................    $   (123)             (27)
                                                                                    ========          =======

         Transfer of loans to foreclosed real estate............................    $      -              153
                                                                                    ========          =======

         Transfer from foreclosed real estate to loans..........................    $    136                -
                                                                                    ========          =======

         Preferred stock dividends payable......................................    $    (46)               -
                                                                                    ========          =======

See Accompanying Notes to Consolidated Financial Statements.

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           AT DECEMBER 31, 2003 AND 2002 AND FOR THE YEARS THEN ENDED

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION. SunCoast Bancorp, Inc. (the "Holding Company") owns 100% of the outstanding common stock of SunCoast Bank (formerly Suncoast National Bank) (the "Bank") (collectively the "Company"). The Holding Company was organized simultaneously with the Bank and its only business is the ownership and operation of the Bank. The Bank was incorporated under the laws of the United States and received its charter from the Comptroller of the Currency. Effective January 1, 2003, the Bank converted its charter to a state (Florida) chartered commercial bank and changed its name to Suncoast Bank. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. The Bank provides a variety of community banking services to businesses and individuals through its two banking offices located in Sarasota County, Florida.

    BASISOF PRESENTATION. The accompanying consolidated financial statements include the accounts of the Holding Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

         The Bank is required by law or regulation to maintain cash reserves. The Bank met its reserves with cash on hand at December 31, 2003 and 2002.

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

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

    STOCK COMPENSATION PLANS, CONTINUED. The Company accounts for their stock option plans under the recognition and measurement principles of APB No. 25. No stock-based employee compensation cost is reflected in net earnings (loss), as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net earnings (loss) and earnings (loss) per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation (in thousands, except per share amounts).

                                                                                  YEAR ENDED DECEMBER 31,
                                                                                  -----------------------
                                                                                  2003               2002
                                                                                  ----               ----
Net earnings (loss) applicable to common stockholders...........................  $  99               (36)

Deduct: Total stock-based employee compensation determined under the fair
      value based method for all awards, net of related tax effect..............     18                32
                                                                                  -----              ----

Proforma net earnings (loss)....................................................  $  81              (68)
                                                                                  =====              ====

Earnings (loss) per share, basic and diluted, as reported.......................  $ .14              (.05)
                                                                                  =====              ====

Proforma earnings (loss) per share, basic and diluted...........................  $ .12              (.10)
                                                                                  =====              ====

         There was no options granted during the years ended December 31, 2003 and 2002.

    COMPREHENSIVE INCOME (LOSS). Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net earnings (loss). Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheet, such items, along with net earnings (loss), are components of comprehensive income (loss). The components of other comprehensive income (loss) and related tax effects are as follows (in thousands):

                                                                                  YEARS ENDED DECEMBER 31,
                                                                                  ------------------------
                                                                                  2003               2002
                                                                                  -----              ----
    Unrealized holding (losses) gains on available-for-sale securities..........  $(200)                5
Reclassification adjustment for losses (gains) realized in operations...........      1                (39)
                                                                                  -----              ----

    Net unrealized losses.......................................................   (199)              (34)

    Tax effect .................................................................    (76)                7
                                                                                  -----              ----

         Net-of-tax amount......................................................  $(123)              (27)
                                                                                  =====              ====

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

    EARNINGS (LOSS) PER SHARE. Basic earnings (loss) per share is computed on the basis of the weighted-average number of common shares outstanding. Outstanding stock options and convertible preferred stock are not considered dilutive.

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

    RECENT PRONOUNCEMENTS. In November 2002, the FASB issued FASB Interpretation
         No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others" ("FIN 45"), which expands previously issued accounting guidance and disclosure requirements for certain guarantees. FIN 45 requires the Company to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability is applied on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material effect on the financial statements of the Company.

         In January 2003, the FASB issued (Revised in December 2003) FASB Interpretation No. 46 "Consolidation of Variable Interest Entities" ("FIN 46") which addresses consolidation by business enterprises of variable interest entities. FIN 46 applies to variable interest entities created after January 31, 2003. The Company has no variable interest entities, therefore FIN 46 had no effect on the financial statements of the Company.

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 provides guidance on the recognition and measurement of liabilities for costs associated with exit or disposal activities. SFAS No. 146 is effective for exit and disposal activities that are initiated after December 31, 2002. The adoption of this Statement had no effect on the Company's financial statements.

         In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement is effective for contracts entered into or modified after June 30, 2003. The adoption of this Statement had no effect on the Company's financial statements.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this Statement had no effect on the Company's financial statements.

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

(2)  SECURITIES AVAILABLE FOR SALE

    Securities have been classified according to management's intent. The carrying amount of securities and their approximate fair values are summarized as follows (in thousands):

                                                               GROSS       GROSS
                                                  AMORTIZED  UNREALIZED  UNREALIZED  FAIR
                                                    COST       GAINS      LOSSES     VALUE
                                                  ---------  ----------  ----------  ------
AT DECEMBER 31, 2003:
   U.S. Government agency securities............  $   2,997      14           -       3,011
   Mortgage-backed securities...................      7,207       -         (85)      7,122
                                                  ---------     ---         ---      ------

                                                  $  10,204      14         (85)     10,133
                                                  =========     ===         ===      ======
AT DECEMBER 31, 2002:
   U.S. Government agency securities............      2,821      59           -       2,880
   Mortgage-backed securities...................      5,743      75          (6)      5,812
                                                  ---------     ---         ---      ------

                                                  $   8,564     134          (6)      8,692
                                                  =========     ===         ===      ======

    Securities sold during 2003 and 2002 are as follows (in thousands):

                                                                       YEARS ENDED DECEMBER 31,
                                                                       ------------------------
                                                                        2003              2002
                                                                       -------           ------
Gross proceeds.......................................................  $ 4,644            5,076
                                                                       =======            =====

Gross gains..........................................................        -               39
Gross losses.........................................................       (1)               -
                                                                       -------            -----

Net (losses) gains...................................................  $    (1)              39
                                                                       =======            =====

    The scheduled maturities of securities at December 31, 2003 are as follows
         (in thousands):

                                                                       AMORTIZED   FAIR
                                                                         COST     VALUE
                                                                       ---------  ------
Due from one to five years...........................................  $   1,999   2,010
Due from five to ten years...........................................        998   1,001
Mortgage-backed securities...........................................      7,207   7,122
                                                                       ---------  ------

                                                                       $  10,204  10,133
                                                                       =========  ======

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

(3)  LOANS

    The components of loans are as follows (in thousands):

                                                                        AT DECEMBER 31,
                                                                       -----------------
                                                                         2003      2002
                                                                       --------   ------
Commercial...........................................................  $  3,904    2,865
Commercial real estate...............................................    41,091   22,473
Residential real estate..............................................    14,227   11,804
Consumer.............................................................     1,826    3,756
                                                                       --------   ------

                                                                         61,048   40,898
Add (subtract):
    Net deferred loan costs..........................................        66       77
    Allowance for loan losses........................................      (654)    (518)
                                                                       --------   ------

Loans, net...........................................................  $ 60,460   40,457
                                                                       ========   ======

    An analysis of the change in the allowance for loan losses follows (in thousands):

                                                                       YEARS ENDED DECEMBER 31,
                                                                       ------------------------
                                                                        2003              2002
                                                                       -----              ----
Beginning balance....................................................  $ 518               352
Provision for loan losses............................................    136               166
                                                                       -----               ---

Ending balance.......................................................  $ 654               518
                                                                       =====               ===

    Therewere no nonaccrual loans or loans 90 days or more past due, still accruing interest at December 31, 2003 or 2002.

    Therewere no loans identified as impaired at December 31, 2003 or 2002 or during the year ended December 31, 2003. Information relating to the one loan identified as impaired during the year ended December 31, 2002 was as follows (in thousands):

                                                                                   YEAR ENDED
                                                                                  DECEMBER 31,
                                                                                  ------------
                                                                                     2002
                                                                                  ------------
Average net investment in impaired loan.........................................     $ 77
                                                                                     ====

Interest income recognized on impaired loan.....................................     $  -
                                                                                     ====

Interest income received on impaired loan.......................................     $  -
                                                                                     ====

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

(4)  PREMISES AND EQUIPMENT

    A summary of premises and equipment follows (in thousands):

                                                                          AT DECEMBER 31,
                                                                          ---------------
                                                                           2003     2002
                                                                           ----     ----
Leasehold improvements..................................................  $ 269      264
Furniture, fixtures and equipment.......................................    539      520
                                                                          -----      ---

    Total, at cost......................................................    808      784

    Less accumulated depreciation and amortization......................   (464)    (346)
                                                                          -----      ---

    Premises and equipment, net.........................................  $ 344      438
                                                                          =====      ===

    The Company leases its main office facility under an operating lease. The term of the lease is for five years with two-five year renewable options. The Company also leases its branch office which opened in June, 2001. The lease term is for ten years and contains one-five year renewal option. Both leases contain escalation clauses over the terms of the leases. Rent expense under operating leases during the years ended December 31, 2003 and 2002 was approximately $136,000 and $132,000, respectively. Future rentals over the remaining noncancellable lease terms are approximately as follows (in thousands):

YEAR ENDING
DECEMBER 31,                                            AMOUNT
------------                                            ------
  2004 .............................................    $ 139
  2005 .............................................      143
  2006 .............................................      147
  2007 .............................................      151
  2008 .............................................      155
  Thereafter........................................      140
                                                        -----

    Total minimum lease payments....................    $ 875
                                                        =====

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

(5)  DEPOSITS

    The aggregate amount of time deposits with a minimum denomination of $100,000, was approximately $10,371,000 and $5,469,000 at December 31,
         2003 and 2002, respectively.

    A schedule of maturities of time deposits at December 31, 2003 is as follows
         (in thousands):

YEAR ENDING
DECEMBER 31,                                                   AMOUNT
------------                                                   ------
 2004........................................................  $10,505
 2005 and 2006...............................................    6,381
 2007 and 2008...............................................    7,240
                                                               -------

                                                               $24,126
                                                               =======

(6)  OTHER BORROWINGS

    The Company is an agent for a customer and acts on behalf of the customer in investing the customer's funds in a tri-party repurchase agreement program administered by another financial institution. At December 31, 2003 and 2002, the balance in the account was approximately $501,000 and $1,026,000, respectively and was included in interest-bearing deposits with banks and other borrowings on the consolidated balance sheets.

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

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

(7) FINANCIAL INSTRUMENTS, CONTINUED

    The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                                   AT DECEMBER 31,
                                                        -----------------------------------
                                                               2003               2002
                                                        -----------------  ----------------
                                                        CARRYING   FAIR    CARRYING    FAIR
                                                         AMOUNT    VALUE    AMOUNT    VALUE
                                                        --------  -------  --------  ------
Financial assets:
     Cash and cash equivalents........................  $ 10,413   10,413    9,983    9,983
     Securities available for sale....................    10,133   10,133    8,692    8,692
     Loans, net.......................................    60,460   60,551   40,457   40,463
     Accrued interest receivable......................       250      250      229      229
     Federal Reserve Bank stock.......................       219      219      134      134
     Federal Home Loan Bank stock.....................       151      151      109      109

Financial liabilities:
     Deposit liabilities..............................    74,677   75,085   54,634   55,095
     Other borrowings.................................       501      501    1,026    1,026

    Commitments to extend credit typically result in loans with a market interest rate when funded. A summary of the amounts of the Company's financial instruments, with off-balance-sheet risk at December 31, 2003 follows (in thousands):

                                                                            ESTIMATED
                                                        CONTRACT  CARRYING    FAIR
                                                         AMOUNT    AMOUNT     VALUE
                                                        --------  --------  ---------
Unused lines of credit................................  $ 14,315     -          -
                                                        ========     =          =

Commitments to extend credit..........................  $  4,023     -          -
                                                        ========     =          =

(8)  INCOME TAXES

    Income taxes (benefit) consisted of the following (in thousands):

                                                                    YEARS ENDED DECEMBER 31,
                                                                    ------------------------
                                                                    2003                2002
                                                                    ----                ----
Deferred:
    Federal.......................................................  $ 76                 (18)
    State.........................................................    13                  (3)
                                                                    ----                 ---

    Total deferred................................................  $ 89                 (21)
                                                                    ====                 ===

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

(8)  INCOME TAXES, CONTINUED

    The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows ($ in thousands):

                                                           YEARS ENDED DECEMBER 31,
                                                         -----------------------------
                                                              2003           2002
                                                         ------------   --------------
                                                         AMOUNT   %     AMOUNT     %
                                                         ------  ----   ------   -----
Income taxes (benefit) at statutory rate...............  $   80  34.0%  $  (19)  (34.0)%
Increase resulting from:
     State income taxes, net of Federal tax benefit....       8   3.4       (2)   (3.5)
     Other.............................................       1    .6        -       -
                                                         ------  ----   ------   -----

Income taxes (benefit).................................  $   89  38.0%  $  (21)  (37.5)%
                                                         ======  ====   ======   =====

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):

                                                                    AT DECEMBER 31,
                                                                    ---------------
                                                                     2003     2002
                                                                    -----     -----
Deferred tax assets:
    Net operating loss carryforwards..............................  $ 579       700
    Organizational and start-up costs.............................     17        43
    Allowance for loan losses.....................................    173       122
    Unrealized loss on securities available for sale..............     28         -
                                                                    -----     -----

    Gross deferred tax assets.....................................    797       865
                                                                    -----     -----

Deferred tax liabilities:
    Accrual to cash conversion....................................    (62)      (72)
    Depreciation..................................................     (4)       (8)
    Deferred loan costs...........................................    (58)      (51)
    Unrealized gain on securities available for sale..............      -       (48)
                                                                    -----     -----

    Gross deferred tax liabilities................................   (124)     (179)
                                                                    -----     -----

    Net deferred tax asset........................................  $ 673       686
                                                                    =====     =====

    At December 31, 2003, the Company had net operating loss carryforwards of approximately $1,538,000 available to offset future Federal and state taxable income. These carryforwards are due to expire as follows (in thousands):

YEAR                                                                AMOUNT
----                                                                ------
2019..............................................................  $   83
2020..............................................................     815
2021..............................................................     640
                                                                    ------

                                                                    $1,538
                                                                    ======

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

(9) RELATED PARTY TRANSACTIONS

    In the ordinary course of business, the Company may make loans at terms and rates prevailing at the time to officers, directors and their affiliates. At December 31, 2003 and 2002, the total balance of loans to such related parties was approximately $4,600,000 and $2,997,000, respectively. As of the same date, these individuals and entities had approximately $3,663,000 and $3,472,000, respectively of funds on deposit with the Company.

(10)  CREDIT RISK

    The Company grants the majority of its loans to borrowers throughout
         Sarasota County, Florida. Although the Company has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is dependent upon the economy in Sarasota County, Florida.

(11) STOCK OPTIONS

    The Company has both an Employee and Director Stock Option Plan. Under the
         Employee Stock Option Plan, the exercise price of the stock options must at least equal the fair market value of the common stock on the date of grant. Options granted under this plan are exercisable for 10 years from date of grant and vest in increments of 20% per year commencing one year from grant date. A total of 28,000 shares of common stock have been reserved under this Plan. At December 31, 2003, 2,000 stock options remain available for grant.

    Under the Director Stock Option Plan, the exercise price of the stock options is the fair market value of the common stock on the date of grant. The options have a ten year term. These options vest in increments of 20% per year commencing one year from grant date. A total of 42,000 shares of common stock have been reserved under this Plan. At December 31, 2003, all stock options have been granted under this plan ($ in thousands, except per share information).

                                                                RANGE
                                                               OF PER    WEIGHTED-
                                                                SHARE     AVERAGE   AGGREGATE
                                                    NUMBER OF  OPTION    PER SHARE   OPTION
                                                      SHARES    PRICE      PRICE     PRICE
                                                    ---------  -------   ---------  ---------
Outstanding at December 31, 2002 and 2001.........   70,000    $ 10.00     10.00      700
Forfeited.........................................   (2,000)    (10.00)   (10.00)     (20)
                                                     ------                           ---

Outstanding at December 31, 2003..................   68,000    $ 10.00     10.00      680
                                                     ======    =======    ======      ===

    The weighted-average remaining contractual life of the outstanding stock options at December 31, 2003 and 2002 was 5.7 years and 6.7 years, respectively.

    These options are exercisable as follows:

                                                            NUMBER    WEIGHTED-AVERAGE
YEAR ENDING                                                OF SHARES   EXERCISE PRICE
-----------                                                ---------   --------------
  Currently..............................................    54,400       $ 10.00
  2004 ..................................................    13,600         10.00
                                                             -----

                                                             68,000       $ 10.00
                                                             ======       =======

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

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

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003, the Bank met all capital adequacy requirements to which they are subject.

    As of December 31, 2003, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percentages as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and percentages are also presented in the table (dollars in thousands).

                                                                       MINIMUM
                                                                      TO BE WELL
                                                                  CAPITALIZED UNDER
                                      FOR CAPITAL ADEQUACY        PROMPT CORRECTIVE
                                     ACTUAL          PURPOSES     ACTION PROVISIONS
                                 --------------   -------------   -----------------
                                  AMOUNT    %      AMOUNT    %     AMOUNT      %
                                 -------  -----   -------  ----   -------  --------
AS OF DECEMBER 31, 2003:
    Total capital to Risk-
      Weighted Assets .........  $ 7,739  11.10%  $ 5,778  8.00%  $ 6,973    10.00%
    Tier I Capital to Risk-
      Weighted Assets..........    7,085  10.16     2,789  4.00     4,184     6.00
    Tier I Capital
      to Average Assets........    7,085   9.59     2,956  4.00     3,695     5.00

AS OF DECEMBER 31, 2002:
    Total capital to Risk-
      Weighted Assets .........    4,883  10.44     3,743  8.00     4,679    10.00
    Tier I Capital to Risk-
      Weighted Assets..........    4,365   9.33     1,872  4.00     2,807     6.00
    Tier I Capital
      to Average Assets........    4,365   7.63     2,288  4.00     2,859     5.00

    In connection with its conversion to a state bank on January 1, 2003, the Bank agreed that until December 31, 2004, it will maintain a Tier 1 capital ratio of at least 8%.

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

(13)  SALE OF PREFERRED STOCK

    In 2003, the Company sold 225,400 shares of cumulative convertible preferred stock for $2,219,000, net of issuance cost of approximately $35,000. Dividends are cumulative and will accrue from the original issue date whether or not declared by the Board of Directors. Cumulative accrued dividends totaled $46,000 at December 31, 2003. The cumulative convertible preferred stock is manditorily convertible into common stock at a conversion price of $8.50 per share (subject to antidilution adjustments) on the earlier of September 5, 2005 or a change of control of the Company, and will pay per share cumulative stock dividends of .06 of a share of preferred stock on September 30, 2004 and 2005.

(14)  PARENT COMPANY ONLY FINANCIAL INFORMATION

    The Holding Company's unconsolidated financial information is as follows (in thousands):

                            CONDENSED BALANCE SHEETS

                                                                AT DECEMBER 31,
                                                                ---------------
                                                                  2003    2002
                                                                -------  ------
    ASSETS

Cash..........................................................  $    70     78
Investment in subsidiary......................................    7,389  5,161
Other assets..................................................       39     18
                                                                -------  -----

    Total assets..............................................  $ 7,498  5,257
                                                                =======  =====

    LIABILITIES AND STOCKHOLDERS' EQUITY

Other liabilities.............................................       46      -
Stockholders' equity..........................................    7,452  5,257
                                                                -------  -----

    Total liabilities and stockholders' equity................  $ 7,498  5,257
                                                                =======  =====

                       CONDENSED STATEMENTS OF OPERATIONS

                                                                YEARS ENDED DECEMBER 31,
                                                                ------------------------
                                                                2003               2002
                                                                ----               ----
Revenues......................................................  $  1                  2
Expenses......................................................   (37)               (28)
                                                                ----                ---

    Earnings (loss) before earnings (loss) of subsidiary......   (36)               (26)
    Earnings (loss) of subsidiary.............................   181                (10)
                                                                ----                ---

    Net earnings (loss).......................................  $145                (36)
                                                                ====                ===

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

(14)  PARENT COMPANY ONLY FINANCIAL INFORMATION, CONTINUED

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                YEARS ENDED DECEMBER 31,
                                                                                ------------------------
                                                                                  2003             2002
                                                                                -------            ----
Cash flows from operating activities:
     Net earnings (loss).....................................................   $   145             (36)
     Adjustments to reconcile net earnings (loss) to net cash
       used in operating activities:
         Equity in undistributed earnings (loss) of subsidiary...............      (181)             10
         Net increase in other assets........................................       (21)            (15)
                                                                                -------             ---

         Net cash used in operating activity.................................       (57)            (41)
                                                                                -------             ---

Cash flows from investing activity -
     Investment in subsidiary................................................    (2,170)              -
                                                                                -------             ---

Cash flows from financing activity -
     Issuance of preferred stock, net........................................     2,219               -
                                                                                -------             ---

Net decrease in cash.........................................................        (8)            (41)

Cash at beginning of the year................................................        78             119
                                                                                -------             ---

Cash at end of year..........................................................   $    70              78
                                                                                =======             ===

Supplemental disclosure of cash flow information -
     Noncash transactions:

         Change in investment in subsidiary due to change in accumulated
            other comprehensive income, net of tax...........................   $  (123)            (27)
                                                                                =======             ===

         Preferred stock dividends payable...................................   $   (46)              -
                                                                                =======             ===

                                                                     (continued)

                      SUNCOAST BANCORP, INC. AND SUBSIDIARY

(15)  SELECTED QUARTERLY RESULTS (UNAUDITED)

    Selected quarterly results of operations for the four quarters ended
         December 31, 2003 and 2002 are as follows (in thousands, except share amounts):

                                                                                  2003
                                                                  -----------------------------------
                                                                  FOURTH     THIRD   SECOND    FIRST
                                                                  QUARTER   QUARTER  QUARTER  QUARTER
                                                                  -------   -------  -------  -------
Interest income.................................................  $   970     862      822      795
Interest expense................................................      326     305      323      306
                                                                  -------    ----     ----     ----

Net interest income.............................................      644     557      499      489
Provision for loan losses.......................................       78      18       19       21
                                                                  -------    ----     ----     ----
Net interest income after provision for loan losses.............      566     539      480      468

Noninterest income..............................................       27      25       13       25
Noninterest expense.............................................     (470)   (471)    (465)    (503)
                                                                  -------    ----     ----     ----

Earnings (loss) before income taxes.............................      123      93       28      (10)
Income tax provision (benefit)..................................       47      35       11       (4)
                                                                  -------    ----     ----     ----

Net earnings (loss).............................................       76      58       17       (6)

Accrued preferred stock dividends...............................      (19)    (27)       -        -
                                                                  -------    ----     ----     ----

Net earnings (loss) applicable to common stockholders...........  $    57      31       17       (6)
                                                                  =======    ====     ====     ====

Basic and diluted earnings per common share.....................  $   .08     .04      .02        -
                                                                  =======    ====     ====     ====

                                                                                  2002
                                                                  -----------------------------------
                                                                  FOURTH     THIRD   SECOND    FIRST
                                                                  QUARTER   QUARTER  QUARTER  QUARTER
                                                                  -------   -------  -------  -------
Interest income.................................................  $   848     769      717      670
Interest expense................................................      336     340      318      310
                                                                  -------    ----     ----     ----

Net interest income.............................................      512     429      399      360
Provision for loan losses.......................................       29      55       39       43
                                                                  -------    ----     ----     ----
Net interest income after provision for loan losses.............      483     374      360      317

Noninterest income..............................................       27      21       15       50
Noninterest expense.............................................     (450)   (434)    (419)    (401)
                                                                  -------    ----     ----     ----

Earnings (loss) before income taxes.............................       60     (39)     (44)     (34)
Income tax provision (benefit)..................................       23     (15)     (16)     (13)
                                                                  -------    ----     ----     ----

Net earnings (loss).............................................  $    37     (24)     (28)     (21)
                                                                  =======    ====     ====     ====

Basic and diluted earnings (loss) per common share..............  $   .05    (.03)    (.04)    (.03)
                                                                  =======    ====     ====     ====